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Exhibit (a)(1)(A)

        Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
TRANS ENERGY, INC.
at
$3.58 Per Share, Net in Cash
by
WV MERGER SUB, INC.,
a wholly owned subsidiary of
EQT CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF MONDAY, NOVEMBER 28, 2016, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE SO EXTENDED, THE "EXPIRATION DATE"), UNLESS EARLIER TERMINATED.

        WV Merger Sub, Inc., a Nevada corporation (the "Purchaser") and a wholly owned subsidiary of EQT Corporation, a Pennsylvania corporation ("EQT"), is offering to purchase all outstanding shares of common stock, par value $0.001 per share (each, a "Share" and collectively, the "Shares"), of Trans Energy, Inc., a Nevada corporation ("Trans Energy"), at a price of $3.58 per Share, net to the seller in cash, without interest (the "Offer Price") and less any required withholding tax, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented, this "Offer to Purchase") and in the related Letter of Transmittal (as it may be amended or supplemented, the "Letter of Transmittal" and, together with this Offer to Purchase, the "Offer"). The Offer is being made for all outstanding Shares and pursuant to an Agreement and Plan of Merger (as it may be amended or supplemented, the "Merger Agreement"), dated as of October 24, 2016, by and among Trans Energy, EQT and the Purchaser (collectively, the "Parties"), pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into Trans Energy, with Trans Energy continuing as the surviving corporation and a wholly owned subsidiary of EQT (the "Merger").

        The board of directors of Trans Energy (the "Trans Energy Board") has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer, the Merger and the Top-Up Option (as defined in the "Introduction" to this Offer to Purchase) (collectively, the "Transactions"), are advisable, and in the best interests of, Trans Energy and its stockholders, (ii) adopted, approved and declared advisable the Merger Agreement and the Transactions and (iii) resolved to recommend that the stockholders of Trans Energy accept the Offer, tender their Shares and, if required by applicable law, approve the Merger Agreement and the Transactions.

        Following the time of acceptance for payment by the Purchaser of any Shares pursuant to the Offer (such time that Shares are accepted, the "Acceptance Time"), and, if applicable, the issuance of shares of common stock (the "Top-Up Shares") pursuant to the Top-Up Option granted to the Purchaser in the Merger Agreement, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, EQT, the Purchaser and Trans Energy will cause the Merger to become effective in accordance with the provisions of Chapter 92A of the Nevada Revised Statutes (as amended from time to time, the "NRS"). At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than (i) shares of common stock held by Trans Energy or any of its wholly owned subsidiaries as treasury stock or owned by EQT or any of its subsidiaries, including the Purchaser, all of which will be cancelled and shall cease to exist, and (ii) Dissenting Shares (as defined in Section 12—"The Transaction Agreements—The Merger Agreement—Dissenter's Rights" of this Offer to Purchase), if any) will be converted into the right to receive an amount in cash equal to the Offer Price (the "Merger Consideration"), less any required withholding tax.

        The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, (i) the Merger Agreement not having been terminated in accordance with its terms, (ii) the consummation of the Republic Transaction (as defined in the "Summary Term Sheet" to this Offer to Purchase), (iii) the delivery by Trans Energy to EQT of payoff letters from all financial institutions and other persons to which indebtedness under Trans Energy's credit agreement is owed, and (iv) the satisfaction of the Minimum Tender Condition. The "Minimum Tender Condition" requires that the number of Shares validly tendered in accordance with the terms of the Offer on or prior to the Expiration Date, together with the shares of common stock already owned by EQT and the Purchaser or their respective affiliates, would represent at least a majority of the Fully Diluted Shares (as defined in the "Summary Term Sheet" to this Offer to Purchase). The Offer is also subject to other conditions as described in this Offer to Purchase. See Section 15—"Conditions of the Offer."

        A summary of the principal terms of the Offer appears on pages 1 through 8. You should read this entire Offer to Purchase and the related Letter of Transmittal carefully before deciding whether to tender your Shares pursuant to the Offer.

October 27, 2016

IMPORTANT INFORMATION

        Any stockholder of Trans Energy wishing to tender Shares pursuant to the Offer must (i) complete and sign the Letter of Transmittal that accompanies this Offer to Purchase in accordance with the instructions therein and mail or deliver the Letter of Transmittal and all other required documents to Computershare Trust Company, N.A., the depositary for the Offer (the "Depositary"), together with certificates representing the Shares tendered, (ii) tender the stockholder's Shares by book-entry transfer by following the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" or (iii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such stockholder wishes to tender such Shares.

        Any stockholder of Trans Energy who wishes to tender Shares and cannot deliver certificates representing such Shares and all other required documents to the Depositary on or prior to the Expiration Date or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares pursuant to the guaranteed delivery procedure described in Section 3—"Procedures for Accepting the Offer and Tendering Shares."

        Questions and requests for assistance may be directed to the Information Agent (as defined in Section 3—"Procedures for Accepting the Offer and Tendering Shares" and identified below) at the address and telephone number set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may also be obtained from the Information Agent. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

        The Letter of Transmittal, certificates for Shares and any other required documents must reach the Depositary prior to the Expiration Date, unless the guaranteed delivery procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" are followed.

        THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC"), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THIS OFFER TO PURCHASE AND IT IS UNLAWFUL AND MAY BE A CRIMINAL OFFENSE TO MAKE ANY REPRESENTATION TO THE CONTRARY.

        THIS OFFER TO PURCHASE AND RELATED DOCUMENTS DO NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL SHARES IN ANY JURISDICTION OR IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

        Neither the delivery of this Offer to Purchase and any related documents nor any purchase of Shares by the Purchaser will, under any circumstances, create any implication that the information contained in this Offer to Purchase or in any related document is current as of any time subsequent to the date of such information.

        In this Offer to Purchase, the Purchaser has used the convention of referring to all Shares that have been validly tendered and not validly withdrawn as having been "validly tendered." Any Shares validly withdrawn will be deemed to be not validly tendered for purposes of the Offer.

        THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD READ BOTH CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

i

 The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor
New York, NY 10104
(866) 203-9401 (Toll Free)

ii

iii

 SUMMARY TERM SHEET

        The following summary highlights selected information from this Offer to Purchase and is provided solely for the convenience of stockholders of Trans Energy. This summary is not intended to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the information appearing elsewhere in this Offer to Purchase. Each undefined capitalized term used in this summary has the meaning set forth elsewhere in this Offer to Purchase. Stockholders are urged to read this Offer to Purchase, along with the Letter of Transmittal, in their entirety. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to "Purchaser," "we," "our," or "us" refer to WV Merger Sub, Inc.

Who is offering to buy my Shares?

        We are WV Merger Sub, Inc., a Nevada corporation recently formed for the purpose of making this Offer. We are a wholly owned subsidiary of EQT Corporation, a Pennsylvania corporation. We were incorporated in connection with the Offer and have not carried on any activities other than entering into the Merger Agreement and activities in connection with the Offer. Upon the terms and subject to the conditions set forth in this Offer to Purchase, we will purchase all Shares validly tendered pursuant to the Offer. See Section 9—"Certain Information Concerning EQT and the Purchaser."

        EQT Corporation (NYSE: EQT) is an integrated energy company, with an emphasis on Appalachian area natural gas production, gathering and transmission and storage. EQT conducts its business through two business segments: EQT Production and EQT Midstream. EQT Production is one of the largest natural gas producers in the Appalachian Basin with 10.0 trillion cubic feet equivalent of proved natural gas, natural gas liquids and crude oil reserves across approximately 3.4 million gross acres, including approximately 630,000 gross acres in the Marcellus play, as of December 31, 2015. EQT Midstream provides gathering, transmission and storage services for EQT's produced gas, as well as for independent third parties across the Appalachian Basin, primarily through its ownership and control of EQT Midstream Partners, LP (NYSE: EQM), a publicly traded limited partnership formed by EQT to own, operate, acquire and develop midstream assets in the Appalachian Basin. EQT Midstream had approximately 8,250 miles of gathering lines and 900 miles of transmission lines as of December 31, 2015.

How many Shares are you offering to purchase?

        We are seeking to purchase all of the issued and outstanding Shares, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal. See the "Introduction" to this Offer to Purchase and Section 1—"Terms of the Offer."

How much are you offering to pay for my Shares and what is the form of payment?

        We are offering to pay $3.58 per Share, net to you, in cash, without interest and less any required withholding tax, upon the terms and subject to the conditions contained in this Offer to Purchase and the related Letter of Transmittal.

Will I have to pay any fees or commissions if I tender my Shares pursuant to the Offer?

        If you are the record owner of your Shares and you directly tender your Shares to us pursuant to the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the "Introduction," Section 1—"Terms of the Offer" and Section 2—"Acceptance for Payment and Payment for Shares" to this Offer to Purchase.

Why are you making the Offer?

        We are making the Offer pursuant to the Merger Agreement in order to acquire control of, and following the Merger, the entire equity interest in, Trans Energy. Subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, we, EQT and Trans Energy will take all necessary and appropriate action to cause the Merger to become effective in accordance with Chapter 92A of the Nevada Revised Statutes (as amended from time to time, the "NRS") as soon as practicable following the consummation of the Offer and, if applicable, the issuance of Top-Up Shares (as defined below). Upon consummation of the Merger, Trans Energy will become a wholly owned subsidiary of EQT. See Section 1—"Terms of the Offer" and Section 13—"Purpose of the Offer; No Stockholder Approval; Plans for Trans Energy."

Is there an agreement governing the Offer?

        Yes. We, EQT and Trans Energy have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the Merger. See Section 12—"The Transaction Agreements."

Has the Trans Energy Board approved the Offer?

        Yes. After careful consideration, the Trans Energy Board unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer, the Merger and the Top-Up Option (collectively, the "Transactions"), are advisable, and in the best interests of, Trans Energy and its stockholders, (ii) adopted, approved and declared advisable the Merger Agreement and the Transactions and (iii) resolved to recommend that the stockholders of Trans Energy accept the Offer, tender their Shares and, if required by applicable law, approve the Merger Agreement and the Transactions.

        Accordingly, the Trans Energy Board has unanimously recommended that you accept the Offer and tender your Shares pursuant to the Offer. Trans Energy's full statement on the Offer will be set forth in its Schedule 14D-9, which will be filed with the SEC within 5 business days of this Offer to Purchase. See the "Introduction" to this Offer to Purchase.

What are the most significant conditions to the Offer?

        The Offer is conditioned upon, among other things:

  •
  there having been validly tendered in accordance with the terms of the Offer, on or prior to the Expiration Date, Shares that, together with the shares of common stock already owned by EQT and the Purchaser or their respective affiliates, would represent at least a majority of the Fully Diluted Shares (the "Minimum Tender Condition"). Pursuant to the Merger Agreement, "Fully Diluted Shares" means all outstanding securities entitled generally to vote in the election of directors of Trans Energy on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof; provided, that Fully Diluted Shares shall not include Top-Up Shares;

  •
  the consummation of the acquisition by EQT or an affiliate of EQT of certain properties from Republic Energy Ventures, LLC, Republic Partners VI, LP, Republic Partners VII, LLC, Republic Partners VIII, LLC and Republic Energy Operating, LLC (collectively "Republic")

    pursuant to that certain Purchase and Sale Agreement dated as of October 24, 2016 (the "Republic Transaction"); and

  •
  the delivery by Trans Energy to EQT of payoff letters from all financial institutions and other persons to which indebtedness under Trans Energy's credit agreement is owed.

        The Offer is subject to certain other conditions as well. A more detailed discussion of the conditions to the Offer can be found in Section 15—"Conditions of the Offer."

        We expressly reserve the right in our sole discretion to waive, in whole or in part, any condition to the Offer or modify the terms of the Offer. We cannot, however, (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) waive or amend the Minimum Tender Condition, (iv) add to the conditions or modify any conditions pursuant to the Merger Agreement in any manner adverse to Trans Energy or its stockholders, (v) except as otherwise provided in the Merger Agreement, extend the Offer or change the form of consideration payable pursuant to the Offer or (vi) otherwise amend the Offer in any manner adverse to Trans Energy or its stockholders, without the consent of Trans Energy. See Section 15—"Conditions of the Offer."

Is the Offer subject to any financing condition?

        No. The Offer is not subject to any financing condition.

Is your financial condition relevant to my decision to tender my Shares pursuant to the Offer and do you have financial resources to make payment?

        No. We do not believe that our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because:

  •
  the consummation of the Offer is not subject to any financing condition;

  •
  the Offer is being made for all Shares solely for cash;

  •
  if the Offer is consummated, we will acquire all remaining Shares in the Merger for the same cash price as was paid in the Offer (subject to certain dissenter's rights under Chapter 92A of the NRS); and

  •
  we, through EQT, will have sufficient funds in available cash to purchase all Shares validly tendered pursuant to the Offer and to provide funding for the Merger and related fees and expenses.

        See Section 10—"Source and Amount of Funds" and Section 12—"The Transaction Agreements—The Merger Agreement."

How long do I have to decide whether to tender my Shares pursuant to the Offer?

        Unless we extend or terminate the Offer, you will have until 12:00 midnight, New York City time, at the end of Monday, November 28, 2016, to tender your Shares pursuant to the Offer. If we extend the Offer, you will have until the expiration of the Offer as so extended to tender your Shares pursuant to the Offer. Furthermore, if you cannot deliver everything required to make a valid tender by that time, you may still be able to participate in the Offer by using the guaranteed delivery procedure that is described later in this Offer to Purchase prior to that time. See Section 1—"Terms of the Offer" and Section 3—"Procedures for Accepting the Offer and Tendering Shares."

Can the Offer be extended and under what circumstances?

        Yes. The Offer can be extended. In some cases, we are required to extend the Offer beyond the initial Expiration Date, but in no event will we be required to extend the Offer beyond December 31, 2016 (the "Outside Date").

        Pursuant to the Merger Agreement, we will, and EQT will cause us to, without the consent of Trans Energy:

  •
  extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer; provided, however, that we will not be required, and EQT will not be required to cause us to, extend the Offer beyond the Outside Date; and

  •
  so long as the Merger Agreement has not been terminated in accordance with its terms, if any condition to the Offer is not satisfied or waived at any scheduled Expiration Date, extend the Offer for one or (as needed) more consecutive increments of not more than ten business days each (or for such longer period as may be agreed to by Trans Energy); provided, however, that we will not be required, and EQT will not be required to cause us to, extend the Offer beyond the Outside Date.

        See Section 12—"The Transaction Agreements—The Merger Agreement—The Offer" for more details on our obligations and ability to extend the Offer.

How will I be notified if you extend the Offer?

        If we extend the Offer, we will inform the Depositary of any extension and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. See Section 1—"Terms of the Offer."

        If we elect to provide a subsequent offering period, a public announcement of such election will be made no later than 9:00 a.m., New York City time, on the next business day following the Expiration Date.

Will there be a subsequent offering period?

        We expressly reserve the right, in our sole discretion, to provide a subsequent offer period of at least three business days, during which time Trans Energy's stockholders whose Shares have not been tendered prior to the Expiration Date (and whose Shares were tendered and later withdrawn) may tender, but not withdraw, their Shares and receive the Offer Price. See Section 1—"Terms of the Offer" and Section 4—"Withdrawal Rights."

What is the difference between an extension of the Offer and a subsequent offering period?

        If the Offer is extended, no Shares will be accepted or paid for until following the Expiration Date (as so extended), and you will be able to withdraw your Shares until the Expiration Date.

        A subsequent offering period, if one is provided, would occur after the time we accept for payment Shares tendered in the Offer (the "Acceptance Time") and after we have become obligated to pay for all Shares that were validly tendered prior to the Expiration Date. Shares that are tendered during a subsequent offering period will be accepted and paid for promptly after they are received and cannot be withdrawn. See Section 1—"Terms of the Offer" and Section 4—"Withdrawal Rights."

What is the Top-Up Option and when will it be exercised?

        Under the Merger Agreement, if we do not acquire at least 90% of the outstanding Shares in the Offer (determined on a fully diluted basis), we have the irrevocable option, subject to limitations, to purchase, in whole and not in part, from Trans Energy the number of additional Shares (the "Top-Up Shares") to cause us to own one share more than 90% of the Shares then outstanding (determined on a fully diluted basis and assuming the issuance of Top-Up Shares) at a price per Share equal to the Offer Price (such option, the "Top-Up Option"). The Top-Up Option cannot be exercised if the number of Top-Up Shares would exceed the number of authorized but unissued shares of common stock that are not reserved or otherwise committed to be issued. We may exercise this option in whole and not in part, only once, (i) following the applicable Expiration Date or, if we provide a subsequent offering period, the expiration of such subsequent offering period and (ii) prior to the earlier to occur of the Effective Time and valid termination of the Merger Agreement in accordance with its terms. The purchase price for each Top-Up Share issued pursuant to the Top-Up Option will be the Offer Price, and we may pay the aggregate price for such Top-Up Shares either (a) entirely in cash or (b) by paying in cash an amount equal to not less than the aggregate par value of such Top-Up Shares and by executing and delivering to Trans Energy a promissory note having a principal amount equal to the balance of such purchase price. If we exercise the Top-Up Option, we will be able to effect a "short-form" merger pursuant to Section 92A.180 of the NRS, which means that we may effect the Merger without any further action by the stockholders of Trans Energy.

How do I tender my Shares?

        To tender your Shares pursuant to the Offer, you must deliver the certificates representing your Shares, together with a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees (or, in the case of book-entry transfer of Shares, either such Letter of Transmittal or an Agent's Message (as defined in Section 3—"Procedures for Accepting the Offer and Tendering Shares—Valid Tender of Shares") in lieu of such Letter of Transmittal), and any other documents required by the Letter of Transmittal, to the Depositary prior to the Expiration Date. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by such nominee through The Depository Trust Company. If you are unable to deliver any required document or instrument to the Depositary prior to the Expiration Date, you may gain some extra time by having a broker, a bank or any other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the Notice of Guaranteed Delivery prior to the Expiration Date and must then receive the missing items within three OTC Pink Sheets trading days after the date of execution of such Notice of Guaranteed Delivery. See Section 3—"Procedures for Accepting the Offer and Tendering Shares."

        In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of certificates for the Shares (or of a confirmation of a book-entry transfer of the Shares as described in Section 3—"Procedures for Accepting the Offer and Tendering Shares") and a properly completed and duly executed Letter of Transmittal and any other required documents for the Shares. See Section 2—"Acceptance for Payment and Payment for Shares."

Until what time may I withdraw previously tendered Shares?

        You may withdraw your previously tendered Shares at any time prior to the expiration of the Offer and, unless previously accepted for payment as provided herein, tenders of Shares may also be withdrawn after the date that is 60 days from the date of this Offer to Purchase. See Section 4—"Withdrawal Rights."

        You may not withdraw Shares tendered during any subsequent offering period that we may elect to provide. See Section 4—"Withdrawal Rights."

How do I withdraw previously tendered Shares?

        To validly withdraw previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of such written notice, with the required information (as specified in this Offer to Purchase and in the Letter of Transmittal) to the Depositary while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. You may not withdraw Shares tendered during any subsequent offering period that we may elect to provide. See Section 4—"Withdrawal Rights."

Will the consummation of the Offer be followed by a merger if less than all of the Shares are tendered pursuant to the Offer?

        If we purchase Shares in the Offer and the other conditions to the Merger are satisfied or waived (where permissible), we will be merged with and into Trans Energy, as the surviving corporation. If the Minimum Tender Condition is met, we will have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder of Trans Energy. Furthermore, if pursuant to the Offer or otherwise (including as a result of our exercise of the Top-Up Option) we own in excess of 90% of the outstanding Shares, we may effect the Merger without any further action by the stockholders of Trans Energy. If the Merger takes place, Trans Energy will become a wholly owned subsidiary of EQT, and all remaining stockholders (other than us, EQT or any other subsidiary of us or EQT and dissenting stockholders who have complied with the provisions of Chapter 92A of the NRS) will receive the Offer Price (the "Merger Consideration"), less any required withholding tax. See the "Introduction" of this Offer to Purchase and Section 12—"The Transaction Agreements—The Merger Agreement" and Section 13—"Purpose of the Offer; No Stockholder Approval; Plans for Trans Energy."

Upon successful consummation of the Offer, will the Shares continue to be publicly traded?

        No. If the Offer is successful, there will be no market for the Shares because, subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, we, EQT and Trans Energy intend to consummate the Merger as promptly as practicable after the consummation of the Offer after which Trans Energy, as the surviving corporation, will be a wholly owned subsidiary of EQT. Following the consummation of the Merger, we intend to cause Trans Energy to no longer be quoted on the OTC Pink Sheets and to be deregistered under the Securities Exchange Act of 1934, as amended, and the regulations thereunder (the "Exchange Act"), and the Shares will no longer be publicly traded. See Section 7—"OTC Pink Sheets; Exchange Act Registration; Margin Regulations."

If you successfully complete the Offer, what will happen to the Trans Energy Board?

        If we accept for payment at least such number of Shares as satisfies the Minimum Tender Condition and until the Merger is completed, we, subject to compliance with applicable laws, will be entitled to designate or cause the election or appointment of such number of directors, rounded up to the next whole number, to the Trans Energy Board equal to the product of (i) the total number of directors on the Trans Energy Board (after giving effect to the directors designated by us or otherwise elected or appointed as described in this sentence) and (ii) the percentage that the aggregate number of Shares beneficially owned by us, EQT and any of our or its subsidiaries (including all Shares accepted for payment) bears to the total number of Shares then outstanding. See Section 12—"The Transaction Agreements." In addition, upon completion of the Merger all current directors and officers of Trans Energy will be replaced by our current directors and officers until their successors have been elected or appointed by EQT. See Section 13—"Purpose of the Offer; No Stockholder Approval; Plans

for Trans Energy." We do not expect there to be significant time between the consummation of the Offer and the consummation of the Merger. See Section 7—"OTC Pink Sheets; Exchange Act Registration; Margin Regulations."

If I decide not to tender, how will the Offer affect my Shares?

        If the Merger between us and Trans Energy takes place, any of the Trans Energy's stockholders who do not tender their Shares pursuant to the Offer (other than EQT, us or any other subsidiary of us or EQT and dissenting stockholders who have complied with the provisions of Chapter 92A of the NRS) will receive cash in an amount equal to the Merger Consideration, less any required withholding tax. Therefore, if the Merger takes place and you do not tender your Shares pursuant to the Offer or effectively assert dissenter's rights pursuant to and in accordance with the provisions of Chapter 92A of the NRS, the only difference between tendering and not tendering your Shares is that tendering stockholders will be paid earlier. If you decide not to tender your Shares pursuant to the Offer and we purchase the Shares that are validly tendered pursuant to the Offer, but the Merger does not occur, there may be so few remaining stockholders and publicly traded Shares that there may not be an active public trading market for Shares and the Shares may no longer be available for quotation on the OTC Pink Sheets. Also, Trans Energy may no longer be required to make filings with the SEC or otherwise may no longer be required to comply with the SEC's rules relating to publicly held companies. See Section 7—"OTC Pink Sheets; Exchange Act Registration; Margin Regulations" and Section 12—"The Transaction Agreements—The Merger Agreement."

What is the market value of my Shares as of a recent date?

        The Offer Price of $3.58 per Share as reported on the OTC Pink Sheets represents a:

  •
  251% premium to the closing price per Share on October 24, 2016, the last trading day prior to the public announcement of the execution of the Merger Agreement; and

  •
  231% premium over the average closing trading price per Share for the 20-day period ended October 24, 2016, the last trading day prior to the public announcement of the execution of the Merger Agreement.

        On October 26, 2016, the last trading day before we commenced the Offer, the closing price of the Shares was $3.52 per Share as reported on the OTC Pink Sheets.

        We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares. See Section 6—"Price Range of Shares; Dividends."

Have any stockholders of Trans Energy already agreed to tender their Shares into the Offer or to otherwise support the Offer?

        Yes. Each of the directors and executive officers of Trans Energy holding Shares and certain other significant stockholders of Trans Energy have entered into a Support Agreement (as defined in Section 12—"The Transaction Agreements—Tender and Support Agreement") with EQT and the Purchaser pursuant to which they agreed, among other things, to tender their Shares pursuant to the Offer and vote against any action, agreement or transaction involving Trans Energy that is intended or would reasonably be expected to impede, interfere with, delay, postpone, adversely affect or prevent consummation of the Offer, the Merger or the other Transactions. The Shares subject to the Support Agreement comprise approximately 58% of Trans Energy's outstanding Shares.

If I accept the Offer, when and how will I get paid?

        If the conditions to the Offer as described in Section 15—"Conditions of the Offer" are satisfied or waived and we consummate the Offer and accept your Shares for payment, we will pay you an amount equal to the number of Shares you tendered multiplied by $3.58 in cash, without interest and less any required withholding tax, promptly following the Expiration Date. See Section 1—"Terms of the Offer" and Section 2—"Acceptance for Payment and Payment for Shares."

How will my outstanding stock options and restricted stock awards be treated in the Offer and the Merger?

        The Offer is made only for Shares and is not made for any stock options or restricted shares. If you wish to tender shares of common stock of underlying stock options, you must first exercise such stock option (to the extent exercisable) in accordance with its terms in sufficient time to tender pursuant to the Offer the Shares received upon exercise of such stock option.

        Stock Options.    The Merger Agreement provides that each option to purchase shares of common stock, whether vested or unvested, that is outstanding immediately prior to the Effective Time will be cancelled and, in exchange therefor, the surviving corporation shall pay to each former holder of any such cancelled option an amount in cash, without interest and less any required withholding tax, equal to (i) the excess of the Merger Consideration over the exercise price per Share under such option multiplied by (ii) the number of shares of common stock subject to such option, which cash amount will be paid as soon as practicable following the Effective Time, but no later than the date that is 30 days following the Effective Time. Any options for which the exercise price per Share is equal to or greater than the Merger Consideration will be cancelled for no consideration.

        Restricted Shares.    The Merger Agreement provides that each restricted share that is outstanding, whether vested or unvested, will be cancelled and, in consideration of such cancellation, the holder of such restricted share will be entitled to receive from the surviving corporation an amount in cash, without interest and less any required withholding tax, equal to the Merger Consideration for each such restricted share as soon as practicable following the Effective Time, but no later than the date that is 30 days following the Effective Time.

        See Section 12—"Transaction Agreements—The Merger Agreement."

What are the United States federal income tax consequences of exchanging my Shares for cash pursuant to the Offer or the Merger?

        The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a stockholder that is a "U.S. holder" (as defined in Section 5—"Material United States Federal Income Tax Consequences") who exchanges Shares for cash pursuant to the Offer or the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the Shares exchanged. Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) exchanged for cash pursuant to the Offer or the Merger. Such gain or loss will generally be long-term capital gain or loss provided that the stockholder's holding period for such Shares is more than one year at the time of consummation of the exchange of Shares for cash pursuant to the Offer or the Merger, as the case may be. In general, a stockholder that is a "non-U.S. holder" (as defined in Section 5—"Material United States Federal Income Tax Consequences") who exchanges Shares for cash pursuant to the Offer or the Merger will be subject to United States federal income tax unless the Shares are regularly traded on an established securities market. If the Shares are regularly traded on an established securities market, then a non-U.S. holder who exchanges Shares for cash pursuant to the Offer or the Merger may be subject to United States federal income tax if such holder owned more than 5% of the Shares of Trans Energy at any time during the five-year period ending on the date of the exchange or if certain other circumstances apply. See Section 5—"Material United States Federal Income Tax Consequences."

        Stockholders are urged to consult their tax advisors to determine the particular tax consequences to them (including the application and effect of any United States federal estate or gift tax rules, any tax treaty, or any state, local or non-United States income and other tax laws) of an exchange of Shares for cash pursuant to the Offer or the Merger.

Are dissenter's rights available in connection with either the Offer or the Merger?

        Dissenter's rights are not available in connection with or as a result of the Offer itself, but if you validly tender Shares in the Offer, you will not have dissenter's rights in connection with the Merger. If you do not validly tender your Shares in the Offer and properly demand and perfect your dissenter's rights pursuant to Chapter 92A of the NRS, upon effectiveness of the Merger your shares will not be converted into the right to receive the Merger Consideration but will instead be entitled to receive such payment from us as determined pursuant to Chapter 92A of the NRS. See Section 12—"The Transaction Agreements—The Merger Agreement—Dissenter's Rights" as well as NRS 92A.300 through 92A.500, inclusive, a copy of which is attached to this Offer to Purchase as Annex A.

Who should I call if I have questions about the Offer?

        You may call Georgeson LLC at (866) 203-9401. Georgeson LLC is acting as the Information Agent for the Offer. See the back cover of this Offer to Purchase.

To the Holders of Shares of
Common Stock of Trans Energy, Inc.:

INTRODUCTION

        WV Merger Sub, Inc., a Nevada corporation (the "Purchaser") and a wholly owned subsidiary of EQT Corporation, a Pennsylvania corporation ("EQT"), hereby offers to purchase all outstanding shares of common stock, par value $0.001 per share (each, a "Share" and collectively, the "Shares"), of Trans Energy, Inc., a Nevada corporation ("Trans Energy" and, together with the Purchaser and EQT, the "Parties"), at a price of $3.58 per Share, net to the seller in cash, without interest (the "Offer Price") and less any required withholding tax, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented, this "Offer to Purchase") and in the related Letter of Transmittal (as it may be amended or supplemented, the "Letter of Transmittal" and, together with this Offer to Purchase, the "Offer").

        The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of October 24, 2016 (as it may be amended or supplemented, the "Merger Agreement"), by and among Trans Energy, EQT and the Purchaser. The Offer is conditioned upon, among other things, (i) the Merger Agreement not having been terminated in accordance with its terms, (ii) the consummation of the Republic Transaction, (iii) the delivery by Trans Energy to EQT of payoff letters from all financial institutions and other persons to which indebtedness under Trans Energy's credit agreement is owed, and (iv) the satisfaction of the Minimum Tender Condition. The "Minimum Tender Condition" requires that the number of Shares validly tendered in accordance with the terms of the Offer on or prior to the Expiration Date, together with the Shares already owned by EQT and the Purchaser and their respective affiliates, would represent at least a majority of the Fully Diluted Shares. The Offer is also subject to other conditions as described in this Offer to Purchase. See Section 15—"Conditions of the Offer."

        Trans Energy has advised EQT that, as of October 21, 2016, there were (i) 16,131,648 Shares issued and outstanding, (ii) 2,000 shares of common stock held by Trans Energy in its treasury, (iii) 2,414,000 shares of common stock reserved for issuance upon the exercise and vesting of outstanding stock options or in connection with change in control agreements between Trans Energy and certain of its employees, (iv) 308,666 shares of common stock reserved for issuance upon the exercise and vesting of outstanding restricted stock awards and (v) no shares of preferred stock issued and outstanding.

        The Merger Agreement is more fully described in Section 12—"The Transaction Agreements."

        Tendering stockholders who are record owners of their Shares and tender directly to Computershare Trust Company, N.A., the depositary for the Offer (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees or commissions.

        After careful consideration, the board of directors of Trans Energy (the "Trans Energy Board") unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer, the Merger and the Top-Up Option (collectively, the "Transactions"), are advisable, and in the best interests of, Trans Energy and its stockholders, (ii) adopted, approved and declared advisable the Merger Agreement and the Transactions and (iii) resolved to recommend that the stockholders of Trans Energy accept the Offer, tender their Shares and, if required by applicable law, approve the Merger Agreement and the Transactions.

        A complete description of the reasons for the Trans Energy Board's approval of the Offer and the Merger will be set forth in Trans Energy's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which will be filed with the SEC within 5 business days of this Offer to Purchase.

        The Merger Agreement provides that, subject to the satisfaction or waiver of the conditions described in Section 12—"The Transaction Agreements," the Purchaser will be merged with and into Trans Energy with Trans Energy continuing as the surviving corporation (the "Surviving Corporation"), and a wholly owned subsidiary of EQT (the "Merger"). Pursuant to the Merger Agreement, at the effective time of the Merger (the "Effective Time"), each Share outstanding immediately prior to the Effective Time (other than (i) shares of common stock held by Trans Energy or any of its wholly owned subsidiaries as treasury stock or owned by EQT or any of its subsidiaries, including the Purchaser, all of which will be cancelled and shall cease to exist, and (ii) Dissenting Shares, if any) will be converted into the right to receive an amount in cash equal to the Merger Consideration, less any required withholding tax.

        Under the Merger Agreement, if the Purchaser does not acquire at least 90% of the outstanding Shares in the Offer (determined on a fully diluted basis), the Purchaser has the irrevocable option, subject to limitations, to purchase, in whole and not in part, from Trans Energy the number of additional shares of common stock (the "Top-Up Shares") to cause the Purchaser to own one share more than 90% of the Shares then outstanding (determined on a fully diluted basis and assuming the issuance of the Top-Up Shares) at a price per share equal to the Offer Price (such option, the "Top-Up Option"). The Top-Up Option cannot be exercised if the number of Top-Up Shares would exceed the number of authorized but unissued shares of common stock that are not reserved or otherwise committed to be issued. The Purchaser may exercise this option in whole and not in part, only once, (i) following the applicable Expiration Date or, if we provide a subsequent offering period, the expiration of such subsequent offering period and (ii) prior to the earlier to occur of the Effective Time and valid termination of the Merger Agreement in accordance with its terms. The purchase price for each Top-Up Share issued pursuant to the Top-Up Option will be the Offer Price, and the Purchaser may pay the aggregate price for such Top-Up Shares either (a) entirely in cash or (b) by paying in cash an amount equal to not less than the aggregate par value of such Top-Up Shares and by executing and delivering to Trans Energy a promissory note having a principal amount equal to the balance of such purchase price. If the Purchaser exercises the Top-Up Option, it will be able to effect a "short-form" merger pursuant to Section 92A.180 of the NRS, which means that the Purchaser may effect the Merger without any further action by the stockholders of Trans Energy.

        The Offer is conditioned upon the fulfillment of the conditions described in Section 15—"Conditions of the Offer."

        The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, at the end of Monday, November 28, 2016, unless the Offer is extended (such date and time, as it may be so extended, the "Expiration Date"), unless earlier terminated by the Purchaser. See Section 12—"The Transaction Agreements—The Merger Agreement."

        THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN, AND TRANS ENERGY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (WHICH CONTAINS THE RECOMMENDATION OF THE TRANS ENERGY BOARD AND THE REASONS FOR THEIR RECOMMENDATION) WILL CONTAIN, IMPORTANT INFORMATION. STOCKHOLDERS OF TRANS ENERGY SHOULD CAREFULLY READ THESE DOCUMENTS IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

 THE TENDER OFFER

1.     Terms of the Offer.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date.

        The Offer is conditioned upon, among other things, (i) the Merger Agreement not having been terminated in accordance with its terms, (ii) the consummation of the Republic Transaction, (iii) the delivery by Trans Energy to EQT of payoff letters from all financial institutions and other persons to which indebtedness under Trans Energy's credit agreement is owed, and (iv) the satisfaction of the Minimum Tender Condition. The Offer is also subject to other conditions as described in this Offer to Purchase. See Section 15—"Conditions of the Offer." The Purchaser may terminate the Offer without purchasing any Shares if certain events described in Section 12—"The Transaction Agreements" occur.

        Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, the Purchaser expressly reserves the right in its sole discretion to waive, in whole or in part, any condition to the Offer or modify the terms of the Offer, except that, without the prior written consent of Trans Energy, the Purchaser may not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) waive or amend the Minimum Tender Condition, (iv) add to the conditions or modify any conditions pursuant to the Merger Agreement in any manner adverse to Trans Energy or its stockholders, (v) except as otherwise provided in the Merger Agreement, extend the Offer or change the form of consideration payable pursuant to the Offer or (vi) otherwise amend the Offer in any manner adverse to Trans Energy or its stockholders. The rights reserved by the Purchaser by this paragraph are in addition to the Purchaser's rights pursuant to Section 15—"Conditions of the Offer."

        Pursuant to the Merger Agreement, the Purchaser will, and EQT will cause the Purchaser to, without the consent of Trans Energy, (i) extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer; and (ii) so long as the Merger Agreement has not been terminated in accordance with its terms, if any condition to the Offer is not satisfied or waived at any scheduled Expiration Date, extend the Offer for one or (as needed) more consecutive increments of not more than ten business days each (or for such longer period as may be agreed to by Trans Energy). However, notwithstanding the above, (a) the Purchaser is not required to extend the Offer beyond December 31, 2016 or the valid termination of the Merger Agreement in accordance with its terms.

        There can be no assurance that the Purchaser will be required under the Merger Agreement to extend, or choose to extend (if not so required) the Offer. During any extension of the offering period pursuant to the paragraphs above, all Shares previously tendered and not validly withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4—"Withdrawal Rights."

        If, upon the terms and subject to the conditions of the Merger Agreement, the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if the Purchaser waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and will extend the Offer, in each case, if and to the extent required by Rules 14d-4(d), 14d-6(c) and l4e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of such tender offer or the information concerning such tender offer, other than a change in the consideration offered or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in the consideration offered or a change in the percentage of securities sought, a tender offer generally must remain open for a minimum of ten business days following such change to allow for adequate disclosure to stockholders.

        The Purchaser expressly reserves the right, in its sole discretion, upon the terms and subject to the conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to not accept for payment or pay for any Shares and to delay the acceptance for payment of or payment for Shares if, at the Expiration Date, any of the conditions to the Offer set forth in Section 15—"Conditions of the Offer" have not been satisfied or waived or upon the occurrence of any of the events set forth in Section 15—"Conditions of the Offer." The Purchaser's reservation of the right to delay the acceptance of, or payment for, Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires that the Purchaser pay the consideration offered or return Shares deposited by or on behalf of tendering stockholders promptly after the termination of the Offer. Under certain circumstances, EQT and the Purchaser may terminate the Merger Agreement and the Offer. See Section 12—"The Transaction Agreements—The Merger Agreement—Termination."

        Any extension, waiver or amendment of the Offer, or delay in acceptance for payment or payment, or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act. Without limiting the Purchaser's obligation under such rules or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a press release and making any appropriate filing with the SEC.

        Following the acceptance for payment of all Shares validly tendered, and, if applicable, the issuance of Top-Up Shares pursuant to the Top-Up Option, the Purchaser expects to consummate the Merger in accordance with Section 92A.180 of the NRS, meaning no stockholder vote to adopt the Merger Agreement or any other action by the stockholders of Trans Energy would be required in connection with the Merger. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

        Trans Energy has provided the Purchaser with its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Trans Energy's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.     Acceptance for Payment and Payment for Shares.

        Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will (i) immediately following the Expiration Date, accept for payment all Shares validly tendered on or prior to the Expiration Date (the time of such acceptance, the "Acceptance Time") and (ii) as soon as practicable following the Expiration Date (and, in any event, no more than one business day after the Acceptance Time) pay for all such Shares. Acceptance for payment of Shares pursuant to and subject to the conditions of the Offer is referred to as the "Offer Closing" and the date on which the Offer Closing occurs is the "Offer Closing Date."

        In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company ("DTC" or the "Book-Entry Transfer Facility") pursuant to the procedures set forth in

Section 3—"Procedures for Accepting the Offer and Tendering Shares," (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in Section 3 below) in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary. See Section 3—"Procedures for Accepting the Offer and Tendering Shares."

        For purposes of the Offer, the Purchaser will be deemed to have accepted for payment and thereby purchased Shares validly tendered, prior to the Expiration Date if and when the Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer and the conditions of the Offer have been satisfied or waived, to the extent permissible under the Merger Agreement. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for purposes of receiving payments from the Purchaser and transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

        If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for these unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," these Shares will be credited to an account maintained with the Book-Entry Transfer Facility) promptly following expiration or termination of the Offer.

3.     Procedures for Accepting the Offer and Tendering Shares.

        Valid Tender of Shares.    Except as set forth below, to validly tender Shares pursuant to the Offer, (i) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary, must be received by the Depositary at its address as set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (A) certificates representing Shares tendered must be delivered to the Depositary or (B) the Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary (which confirmation must include an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Date or (ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined below), which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

        Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make a book-entry transfer of Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for the transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at its address as set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation."

Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the Depositary.

        Signature Guarantees and Stock Powers.    Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including any of the Security Transfer Agents Medallion Program or any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 of the Exchange Act (each, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (i) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this Section 3—"Procedures for Accepting the Offer and Tendering Shares," includes any participant in any of the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered owner has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

        If certificates representing Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile) must accompany each delivery of certificates.

        Guaranteed Delivery.    A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available and cannot be delivered to the Depositary prior to the Expiration Date, or who cannot complete the procedure for book-entry transfer prior to the Expiration Date, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by satisfying all of the requirements set forth below:

  •
  such tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary (as provided below) prior to the Expiration Date; and

  •
  the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the OTC Pink Sheets is open for trading.

        The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

        Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Tender Condition unless and until the Shares to which such Notice of Guaranteed Delivery relates are delivered to the Depositary.

        THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF ALL SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF THIS DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT ALL SUCH DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

        Other Requirements.    Notwithstanding any provision of the Merger Agreement, the Purchaser will pay for Shares validly tendered pursuant to the Offer prior to the Expiration Date only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation with respect to) these Shares, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will the Purchaser pay interest on the purchase price of Shares, regardless of any extension of the Offer or any delay in making such payment. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by your nominee by book-entry transfer through the Depositary. If you are unable to deliver any required document or instrument to the Depositary by the Expiration Date, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the missing items together with the Shares within three OTC Pink Sheets trading days after the date of execution of the Notice of Guaranteed Delivery.

        Binding Agreement.    The Purchaser's acceptance for payment of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

        Appointment as Proxy.    By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent's Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints the Purchaser's designees as such stockholder's proxies, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). The Purchaser's designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the stockholders of Trans Energy, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon payment for such Shares, the Purchaser must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole and absolute discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any and all tenders determined by the Purchaser not to be in proper form or the acceptance for payment of or payment for which may, in the Purchaser's opinion, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of EQT, the Purchaser or any of their respective affiliates or assigns, the Depositary, Georgeson LLC (the "Information Agent") or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the Purchaser's obligations under the Merger Agreement, the Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) will be final and binding.

        Backup Withholding.    Under the United States federal income "backup withholding" tax rules, the Depositary may be required to withhold a portion of any payments made to certain stockholders pursuant to the Offer or the Merger, as applicable. In order to avoid such backup withholding, each stockholder that is a "U.S. person" (as defined in the instructions to the Internal Revenue Service ("IRS") Form W-9 provided with the Letter of Transmittal) must certify that such stockholder is not subject to backup withholding by completing, signing and submitting to the Depositary an IRS Form W-9. Similarly, each stockholder that is a foreign individual or a foreign entity must certify that such stockholder is not subject to backup withholding by completing, signing and submitting to the Depositary an appropriate IRS Form W-8. A U.S. entity that is disregarded for U.S. federal income tax purposes and has a foreign owner must submit an appropriate IRS Form W-8, and not an IRS Form W-9. The various IRS Forms W-8 may be obtained from the Depositary or downloaded from the IRS website at http://www.irs.gov. A stockholder's failure to complete, sign and submit to the Depositary an IRS Form W-9 or appropriate IRS Form W-8 will not cause Shares to be deemed invalidly tendered, but may require the Depositary to withhold a portion of any payments made to the stockholder pursuant to the Offer and may subject the stockholder to a $50 penalty.

        FIRPTA Withholding.    Under Section 1445 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), the Depositary will be required to withhold an amount equal to 15% of the gross proceeds paid to certain stockholders pursuant to the Offer or the Merger, as applicable, unless the Shares are regularly traded on an established securities market. To avoid such withholding, each stockholder that is a United States person must complete the FIRPTA Affidavit provided with the Letter of Transmittal, certifying, among other things, such stockholder's U.S. taxpayer identification number ("TIN"), that such stockholder is not a foreign person and such stockholder's address. Unless the Purchaser determines that the Shares are regularly traded on an established securities market, the Depositary will withhold 15% of the gross proceeds paid to a stockholder pursuant to the Offer or the Merger if such stockholder does not properly complete and execute a FIRPTA Affidavit and return such affidavit to the Depositary. Amounts withheld generally would be creditable against a stockholder's U.S. federal income tax liability, and, if in excess thereof, a refund generally could be obtained from the IRS by filing a U.S. federal income tax return. In order to qualify for a credit or to obtain a refund of amounts withheld and paid to the IRS, a "non-U.S. holder" (as defined in "Section 5—Material United States Federal Income Tax Consequences") must provide the Depositary with the non-U.S. holder's TIN on an IRS Form W-8.

4.     Withdrawal Rights.

        Except as otherwise provided in this Section 4—"Withdrawal Rights," tenders of Shares pursuant to the Offer are irrevocable. However, a stockholder may withdraw Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date as explained below. Further, if the Purchaser has not accepted Shares for payment by December 25, 2016, Shares may be withdrawn at any time prior to the Purchaser's acceptance for payment after that date.

        For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates.

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. No withdrawal of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of EQT, the Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares validly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, validly withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" at any time prior to the Expiration Date.

        If the Purchaser extends the Offer, delays its acceptance for payment of Shares or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may nevertheless, on the Purchaser's behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders exercise withdrawal rights as described in this Section 4—"Withdrawal Rights" prior to the Expiration Date or as otherwise required by Rule 14e-1(c) under the Exchange Act.

5.     Material United States Federal Income Tax Consequences.

        The following is a summary of material United States federal income tax consequences to certain stockholders of Trans Energy who exchange Shares for cash pursuant to the Offer or the Merger. This summary is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of the stockholder's particular circumstances, or to certain types of stockholders subject to special treatment under U.S. federal income tax laws, such as insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, stockholders whose "functional currency" is not the U.S. dollar, partnerships or other entities treated as partnerships or pass-through entities for U.S. federal income tax purposes (or their investors or beneficiaries), persons holding Shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, financial institutions, brokers, dealers in securities or currencies, traders that elect to mark-to-market their securities, certain expatriates or former long-term residents of the United States or personal holding companies, stockholders who received their Shares as compensation, and stockholders that do not hold their Shares as capital assets for U.S. federal income tax purposes. In addition, this summary does not address any alternative minimum tax consequences, any foreign, state, local or other tax consequences, or any U.S. tax (e.g., estate or gift tax) consequences other than U.S. federal income tax consequences. This summary is based on current provisions of the Code, existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect.

        As used in this summary, a "U.S. holder" is any stockholder who is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or of any political subdivision thereof; (iii) any estate the income of which is subject to United States federal income taxation regardless of its source; or (iv) any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or if a valid election is in place to treat the trust as a United States person. As used in this summary, the term "non-U.S. holder" means any stockholder (other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

        If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partners in a partnership holding Shares should consult their tax advisors regarding the tax consequences of the Offer and the Merger.

        Because this discussion is intended to be a general summary only and individual circumstances may differ, each stockholder should consult its tax advisor to determine the applicability of the rules discussed below and the particular tax consequences to it of an exchange of Shares for cash pursuant to the Offer or the Merger, including the potential application and effect of the alternative minimum tax and any state, local, foreign or other U.S. federal tax consequences.

        U.S. holders.    The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who exchanges Shares for cash pursuant to the Offer or the Merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the Shares exchanged. Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) exchanged for cash pursuant to the Offer or the Merger. Such gain or loss will be long-term capital gain or loss provided that the U.S. holder's holding period for such Shares is more than one year at the time of consummation of the exchange for cash pursuant to the Offer or the Merger, as the case may be. Long-term capital gains recognized by individual and certain other non-corporate U.S. holders are generally taxed at preferential U.S. federal income tax rates. In the case of a Share that has been held for one year or less, any capital gains with respect thereto generally will be short-term capital gains subject to tax at ordinary income tax rates. The deductibility of capital losses is subject to certain limitations.

        Non-U.S. holders.    A non-U.S. holder who exchanges Shares for cash pursuant to the Offer or the Merger will not be subject to U.S. federal income tax on any gain recognized with respect thereto unless:

  •
  the gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States (in which case, the gain will generally be capital gain subject to United States federal income tax on a net basis at the rates applicable to United States persons (unless an applicable income tax treaty provides otherwise) and, if the non-U.S. holder is a foreign corporation, an additional "branch profits tax" may also apply at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty));

  •
  the non-U.S. holder is an individual who holds Shares as a capital asset, is present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met (in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S. source capital losses recognized in the same taxable year, generally will be subject to a 30% U.S. federal income tax);

  •
  Trans Energy is or has been a United States real property holding corporation ("USRPHC") for U.S. federal income tax purposes and, if the Shares are "regularly traded on an established securities market," such non-U.S. holder owned, directly or indirectly, at any time during the five-year period ending on the date of the Offer or the Merger, as the case may be, more than 5% of the Shares of Trans Energy and such non-U.S. holder is not eligible for any treaty exemption.

        With respect to the third bullet point above, Trans Energy believes it has been, is, and at the time of the Offer and the Merger will be, a United States real property holding corporation for U.S. federal income tax purposes. Accordingly, if the Shares are not "regularly traded on an established securities market," when the Purchaser purchases Shares from a non-U.S. holder pursuant to the Offer or acquires Shares pursuant to the Merger, as applicable, the non-U.S. holder will be taxable on gain recognized on the disposition of the Shares. On the other hand, if the Shares are "regularly traded on an established securities market" at such time, the non-U.S. holder will be taxable on gain recognized on the disposition of the Shares only if the non-U.S. holder directly or indirectly holds or has held more than 5% of the Shares of Trans Energy at any time during the applicable period described in the third bullet point above.

        The Shares will be considered "regularly traded" if they are traded on an established securities market located in the United States and are regularly quoted by brokers or dealers making a market in the Shares. There can be no assurance that the Shares will be "regularly traded" either at the time of purchases pursuant to the Offer or at the time of the Merger. If a non-U.S. holder were subject to U.S. federal income tax as a result of Trans Energy's status as a USRPHC, any gain or loss on the disposition of the Shares would be taken into account as if it were effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States. Any such gain generally would be taxable to the non-U.S. holder at U.S. federal income tax rates applicable to capital gains.

        Backup withholding.    A stockholder whose Shares are exchanged for cash pursuant to the Offer or the Merger may be subject to U.S. federal backup withholding at a rate of 28% unless certain information is provided to the Depositary or an exemption applies. See Section 3—"Procedures for Accepting the Offer and Tendering Shares—Backup Withholding." Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a stockholder's federal income tax liability provided that the required information is timely furnished to the IRS.

        FIRPTA Withholding.    Unless the Purchaser is able to determine that the Shares are regularly traded on an established securities market (as described above under "Non-U.S. holders") at the time of purchases pursuant to the Offer or at the time of the Merger, as applicable, under Section 1445 of the Code the Depositary will withhold from consideration payable to any non-U.S. holder an amount equal to 15% of the consideration payable to the non-U.S. holder. For purposes of Section 1445 withholding, the Depositary will treat any holder that does not supply a properly completed and executed FIRPTA Affidavit (a copy of which is included with the Letter of Transmittal) as a non-U.S. holder subject to withholding.

        A non-U.S. holder will be asked to supply its TIN in connection with a sale pursuant to the Offer or in connection with the Merger, as applicable. Provided the non-U.S. holder supplies its TIN, taxes withheld pursuant to Section 1445 of the Code will be credited against the holder's actual tax liability resulting from the disposition of Shares. In addition, if the amount withheld exceeds the holder's tax liability, the holder may obtain a refund of such excess by timely filing a U.S. federal income tax return.

6.     Price Range of Shares; Dividends.

        According to Trans Energy's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, Shares were quoted on the OTC Bulletin Board until May 10, 2016 and since then have been quoted on the OTC Pink Sheets under the symbol "TENG." The following table sets forth, for the periods indicated, the high and low sale prices per Share as reported by the OTC Bulletin Board through May 10, 2016 and thereafter on the OTC Pink Sheets and cash dividends declared per share.

			Cash Dividends
	Stock Price
			Declared per Share
	High	Low
Year Ended December 31, 2016
Fourth Quarter (through October 26, 2016)	$3.55	$1.02	—
Third Quarter	1.32	0.35	—
Second Quarter	1.12	0.35	—
First Quarter	1.12	0.35	—
Year Ended December 31, 2015
Fourth Quarter	$1.20	$0.40	—
Third Quarter	1.75	0.45	—
Second Quarter	2.00	1.09	—
First Quarter	3.04	1.76	—
Year Ended December 31, 2014
Fourth Quarter	$3.85	$1.68	—
Third Quarter	4.16	2.61	—
Second Quarter	4.25	3.60	—
First Quarter	4.18	3.45	—

        On October 24, 2016, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the closing price per Share was $1.20 per Share as reported by the OTC Pink Sheets. On October 26, 2016, the last full trading day before we commenced the Offer, the closing price per Share was $3.52 per Share as reported by the OTC Pink Sheets. According to Trans Energy's Form 10-K for the fiscal year ended December 31, 2015, Trans Energy has not declared or paid cash dividends or made distributions in the past and does not anticipate that it will pay cash dividends or make distributions in the foreseeable future. In addition, provisions of Trans Energy's credit facility restrict its ability to declare dividends. Under the terms of the Merger Agreement, between the date of the Merger Agreement and the Effective Time, except as otherwise consented to by EQT in writing (which consent will not be unreasonably withheld, delayed or conditioned), Trans Energy is not permitted to declare, set aside for payment or pay any dividend, or make any other distribution in respect of any Shares. See Section 14—"Dividends and Distributions."

        Before deciding whether to tender their Shares pursuant to the Offer, stockholders are urged to obtain a current market quotation for the Shares.

7.     OTC Pink Sheets; Exchange Act Registration; Margin Regulations.

        OTC Pink Sheets.    The Shares are not listed or traded on any national exchange. The Shares are over-the-counter (OTC) securities quoted on the OTC Pink Sheets, a regulated quotation service that displays real-time quotes, last-sale prices, and volume information for OTC securities. The OTC Pink Sheets is not a listing service, market, or exchange. To be eligible for quotation on the OTC Pink Sheets, issuers must remain current in their filings with the SEC or applicable regulatory authorities. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares are no longer eligible for quotation on the OTC Pink Sheets, the market for Shares may be adversely affected.

        Exchange Act Registration.    The Shares currently are registered under the Exchange Act.

        EQT intends to cause Trans Energy to apply for termination of the registration of Shares as soon as practicable after consummation of the Offer if the requirements for termination of registration are met. Termination of the registration of Shares under the Exchange Act would reduce the information required to be furnished by Trans Energy to its stockholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders' meetings or actions in lieu of a stockholders' meeting pursuant to Section 14(a) and 14(c) of the Exchange Act and the related requirement of furnishing an annual report to stockholders) no longer applicable with respect to Shares. In addition, if Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 with respect to "going private" transactions would no longer be applicable to Trans Energy. Furthermore, the ability of "affiliates" of Trans Energy and persons holding "restricted securities" of Trans Energy to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If the registration of Shares under the Exchange Act was terminated, Shares would no longer be eligible for continued inclusion on the Board of Governors' of the Federal Reserve System (the "Federal Reserve Board's") list of "margin securities" or eligible for stock exchange listing.

        If the registration of Shares is not terminated prior to the Merger, then the registration of Shares under the Exchange Act will be terminated following completion of the Merger.

        Margin Regulations.    The Shares are currently "margin securities" under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, Shares may no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

8.     Certain Information Concerning Trans Energy.

        The following description of Trans Energy and its business has been taken from Trans Energy's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as updated by Trans Energy's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016, and is qualified in its entirety by reference to such report:

        General.    Trans Energy, a Nevada corporation formed in 1993, is an independent energy company engaged in the acquisition, exploration, development and production of oil and natural gas. As of

December 31, 2015, Trans Energy owned working interests in 38 wells that have been completed in the Marcellus Shale formation, including 32 horizontal proved developed producing wells, 2 horizontal proved developed nonproducing wells, and 4 vertical proved developed nonproducing wells. In addition, Trans Energy also owned overriding royalty interests in approximately 300 shallow oil and gas wells in West Virginia, of which 127 are currently active. Trans Energy also had 47,091 gross acres (13,846 net) under lease in West Virginia primarily in the counties of Wetzel, Marshall, and Marion.

        Trans Energy's principal executive offices are located at 210 Second Street, St. Marys, West Virginia 26170, and its telephone number is (304) 684-7053.

        Available Information.    Trans Energy is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Trans Energy's business, oil and gas properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and equity awards granted to them), the principal holders of Trans Energy's securities, any material interests of such persons in transactions with Trans Energy and other matters is required to be disclosed in proxy statements and periodic reports distributed to Trans Energy's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC's office at 100 F Street, N.E., Washington, D.C. 20549-0213. Copies may be obtained by mail, upon payment of the SEC's customary charges, by writing to its principal office at 100 F Street, N.E., Washington, D.C. 20549-0213. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at (800) SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as Trans Energy, who file electronically with the SEC. The address of that site is http://www.sec.gov. Trans Energy also maintains an Internet website at http://www.transenergyinc.com. The information contained in, accessible from or connected to Trans Energy's website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of Trans Energy's filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

        Sources of Information.    Except as otherwise set forth herein, the information concerning Trans Energy contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC and other public sources. Although we have no knowledge that any such information contains any misstatements or omissions, none of EQT, the Purchaser or any of their respective affiliates or assigns, the Information Agent or the Depositary assumes responsibility for the accuracy or completeness of the information concerning Trans Energy contained in such documents and records or for any failure by Trans Energy to disclose events which may have occurred or may affect the significance or accuracy of any such information.

9.     Certain Information Concerning EQT and the Purchaser.

        General.    The Purchaser is a Nevada corporation with its principal offices located at c/o EQT Corporation, 625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222. The telephone number of the Purchaser is (412) 553-5700. The Purchaser is a wholly owned subsidiary of EQT. The Purchaser was formed for the purpose of making a tender offer for all of the Shares of Trans Energy and has not engaged, and does not expect to engage, in any business other than in connection with the Offer and the Merger.

        EQT is a Pennsylvania corporation with its principal offices located at 625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222. The telephone number of EQT is (412) 553-5700.

        EQT is an integrated energy company, with an emphasis on Appalachian area natural gas production, gathering and transmission and storage. EQT conducts its business through two business segments: EQT Production and EQT Midstream. EQT Production is one of the largest natural gas producers in the Appalachian Basin with 10.0 trillion cubic feet equivalent of proved natural gas, natural gas liquids and crude oil reserves across approximately 3.4 million gross acres, including approximately 630,000 gross acres in the Marcellus play, as of December 31, 2015. EQT Midstream provides gathering, transmission and storage services for EQT's produced gas, as well as for independent third parties across the Appalachian Basin, primarily through its ownership and control of EQT Midstream Partners, LP, a publicly traded limited partnership formed by EQT to own, operate, acquire and develop midstream assets in the Appalachian Basin. EQT Midstream had approximately 8,250 miles of gathering lines and 900 miles of transmission lines as of December 31, 2015.

        The name, citizenship, business address, business phone number, present principal occupation or employment and past material occupation, positions, offices or employment for at least the last five years for each director and each of the executive officers of EQT and the Purchaser and certain other information are set forth in Schedule I hereto.

        During the last five years, none of EQT or the Purchaser or, to the knowledge of EQT and the Purchaser, any of the persons listed in Schedule I hereto (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

        Except as described in this Offer to Purchase and Schedule I hereto, (i) none of EQT, the Purchaser, any majority-owned subsidiary of EQT or, to the knowledge of EQT and the Purchaser, any of the persons listed in Schedule I hereto or any associate or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of EQT, the Purchaser or, to the knowledge of EQT and the Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days. As of the date hereof, EQT does not beneficially own of record any Shares.

        Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of EQT, the Purchaser or, to the knowledge of EQT and the Purchaser, any of the persons listed in Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Trans Energy, including any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

        Except as set forth in this Offer to Purchase, none of EQT, the Purchaser or, to the knowledge of EQT and the Purchaser, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with Trans Energy or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between EQT or any of their subsidiaries or, to the knowledge of EQT, any of the persons listed in Schedule I hereto, on the one hand, and Trans Energy or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, EQT and the Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. Information regarding the public reference facilities may be obtained from the SEC by telephoning (800) SEC-0330. EQT filings are also available to the public on the SEC's internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213 at prescribed rates.

10.   Source and Amount of Funds.

        The Offer is not conditioned upon the Purchaser or EQT obtaining financing to fund the purchase of Shares pursuant to the Offer and the Merger. Because (i) the consummation of the Offer is not subject to any financing condition, (ii) the Offer is being made for all Shares solely for cash, (iii) if the Offer is consummated, the Purchaser will acquire all remaining Shares in the Merger for the same cash price as was paid in the Offer and (iv) the Purchaser, through EQT, will have sufficient funds in available cash to purchase all Shares validly tendered pursuant to the Offer and to provide funding for the Merger and related fees and exchanges, the Purchaser believes the financial condition of EQT and the Purchaser is not material to a decision by a holder of Shares whether to sell, hold or tender Shares pursuant to the Offer.

        EQT and the Purchaser estimate that the total funds required to complete the transactions contemplated by the Offer and the Merger will be approximately $208 million, including approximately $63 million to purchase all Shares tendered in the Offer and the Shares remaining outstanding immediately prior to the Merger on a fully-diluted basis. EQT will provide the Purchaser with sufficient funds to pay for all Shares accepted for payment in the Offer or to be acquired in the Merger.

11.   Background of the Offer; Past Contracts or Negotiations with Trans Energy

        The following is a description of contacts between representatives of EQT or the Purchaser with representatives of Trans Energy that resulted in the execution of the Merger Agreement and the agreements related to the Offer. The following chronology does not purport to catalogue every conversation among the representatives of EQT and Trans Energy. For a review of Trans Energy's activities relating to these contacts, please refer to Trans Energy's Schedule 14D-9, which will be filed with the SEC within 5 business days of this Offer to Purchase.

        On November 19, 2015, members of Trans Energy's management spoke with representatives of EQT regarding EQT's potential interest in a transaction involving Trans Energy.

        On December 1, 2015, EQT, through its wholly owned subsidiary EQT Production Company ("EPC"), and Trans Energy entered into a confidentiality agreement in connection with a request by EQT to Trans Energy to explore the possibility of a negotiated transaction between the parties with respect to Trans Energy's Marion County assets. Representatives of EQT were thereafter granted access to a virtual data room containing non-public information regarding Trans Energy's business and operations and EQT commenced its due diligence review of Trans Energy's assets, properties, records and documentation.

        On December 3, 2015, representatives of Trans Energy and EQT met at EQT's headquarters to discuss EQT's potential strategic interest in Trans Energy, including potential transaction structures, as well as certain due diligence matters. Trans Energy at that time was seeking to sell either its Marion County assets or all of the outstanding equity of Trans Energy. Representatives of EQT participated in a number of due diligence meetings with representatives of Trans Energy's management following such date.

        On January 28, 2016, John Corp, President of Trans Energy, Jerry Baldridge, Founder of Republic, John Swanson, Chief Executive Officer of Republic, Steve Lucado, Chief Financial Officer, Treasurer and Chairman of Trans Energy, and Mark Woodburn, Land Director/Contractor of Trans Energy, met with representatives of EQT at the offices of EQT to discuss a potential transaction involving both Trans Energy and Republic, and the goals and objectives of each party. Trans Energy and Republic were interested in selling all of the assets in which both Trans Energy and Republic held an interest (collectively, the "Assets"); however, at that time, EQT was interested primarily in that portion of the Assets located in Wetzel and Marion Counties.

        From February 2016 through May 2016, representatives of Trans Energy and Republic furnished to representatives of EQT a substantial amount of information related to the Assets for purposes of economic and strategic assessment by EQT. The representatives of the parties communicated regularly during this time in order to progress this economic assessment.

        On May 17, 2016, Mr. Swanson and Mr. Corp met with representatives of EQT to discuss the potential transaction, specifically where EQT stood on its assessment of the Assets and how EQT planned to proceed. Many topics related to the potential transaction were discussed but no formal proposal was made or commercial terms discussed at this time. Representatives of EQT communicated that they were submitting a non-binding offer in the coming weeks.

        On May 20, 2016, EQT engaged Baker Botts L.L.P. ("Baker Botts") as its legal advisor in connection with the transaction.

        On May 27, 2016, Mr. Swanson and Mr. Corp met with representatives of EQT to discuss any updates on timing of a potential written offer.

        On June 1, 2016, Mr. Swanson and Mr. Corp contacted representatives of EQT to state that they had several conversations with their respective boards of directors and investors subsequent to the May 17 and May 27, 2016 meetings and requested a written offer by EQT that would contain specifics related to value allocation among the parties and a breakout value between producing and non-producing Assets.

        On June 20, 2016, Andrew Breese, Director—Business Development of EQT, sent a written Indication of Interest to Mr. Corp offering $128.9 million for all of the Assets owned or controlled by Trans Energy, exclusive of liability and subject to customary adjustments for title defects.

        On June 21, 2016, Steven Prelipp, Senior Vice President of Business Development and Land at EQT, Mr. Breese, Mr. Corp and Mr. Swanson met to discuss the Indication of Interest and other issues related to the transaction. Over the course of the day, Trans Energy provided additional information regarding the Assets of Trans Energy. Representatives of EQT agreed to review the additional information and provide an updated offer.

        On June 22, 2016, Mr. Breese sent a revised written Indication of Interest to Mr. Corp offering $140.5 million for all of the Assets owned or controlled by Trans Energy, exclusive of liability and subject to customary adjustments for title defects.

        On July 1, 2016, Mr. Swanson and Mr. Corp acknowledged receipt of the revised Indication of Interest to Mr. Breese. Mr. Corp provided a counter offer of $189.1 million for the Assets of Trans Energy based on their review of other offers they had received and recently announced comparable transactions.

        On July 14, 2016, Mr. Prelipp sent a revised written Indication of Interest to Mr. Corp offering $151.4 million for all of the Assets owned or controlled by Trans Energy, exclusive of liability and subject to customary adjustments for title defects.

        On July 20, 2016, Mr. Corp made a counter offer of $168 million for the Assets of Trans Energy, exclusive of liability and subject to customary adjustments for title defects.

        On August 2, 2016, Mr. Prelipp sent a revised written Indication of Interest to Mr. Corp offering $160 million for all of the Assets owned or controlled by Trans Energy, exclusive of liability and subject to customary adjustments for title defects.

        On August 10, 2016, Mr. Swanson informed Mr. Prelipp that Trans Energy and Republic had received several offers of essentially equal value for the Assets and that the two sellers would provide each potential buyer with the opportunity to make one final offer, due on August 17, 2016. Upon receipt of such offers, both Trans Energy and Republic expect to select one offer to recommend to their respective boards of directors and investors with which to move forward and execute a definitive agreement.

        On August 18, 2016, Mr. Breese sent a revised written Indication of Interest to Mr. Corp offering $171 million for all of the Assets owned or controlled by Trans Energy, exclusive of liability and subject to customary adjustments for title defects.

        On August 19, 2016, Mr. Breese, Mr. Prelipp, Mr. Corp and Mr. Swanson discussed the revised Indication of Interest. Both Mr. Corp and Mr. Swanson indicated that they had discussed the offers with their respective boards of directors and investors and that, subject to satisfactory valuation of litigation regarding the Robinson lease, they would proceed with negotiating definitive agreements. The parties disagreed as to how that would be treated in a definitive agreement. The parties agreed to delay further discussion until this issue was resolved. EQT committed to providing a response on August 22, 2016. As a follow up to the conversation that took place earlier in the day, Mr. Swanson requested confirmation on other outstanding issues associated with the potential transaction.

        On August 24, 2016, Mr. Breese responded to the question related to the litigation regarding the Robinson lease stemming from the discussion on August 18, 2016. EQT indicated that the litigation regarding the Robinson lease was assigned full value in the revised Indication of Interest sent on August 18, 2016, and, if the parties wanted to carve the Robinson lease out of any title defect process, EQT would request a $3 million reduction in the offer price, bringing the revised offer price down to $168 million, exclusive of liability and subject to customary adjustments for title defects.

        On August 26, 2016, Mr. Swanson communicated to Mr. Prelipp that, based on EQT's response to the litigation regarding the Robinson lease, Trans Energy and Republic intended to negotiate with another bidder. Mr. Prelipp and Mr. Corp met later that day and Mr. Prelipp verbally proposed an offer of $173 million for consideration. Mr. Corp indicated that he would discuss the offer with Trans Energy's board of directors and Republic. Mr. Prelipp and Mr. Swanson also met and Mr. Swanson agreed to discuss the verbal offer from Mr. Prelipp to Trans Energy with Mr. Corp.

        On August 29, 2016, Mr. Prelipp left messages with both Mr. Corp and Mr. Swanson inquiring about the status of their response to the conversations that took place on August 26, 2016.

        On August 30, 2016, Mr. Prelipp sent a revised written Indication of Interest to Mr. Corp offering $178 million for all of the Assets owned or controlled by Trans Energy, exclusive of liability and subject to customary adjustments for title defects. Mr. Corp acknowledged receipt of the Indication of Interest and requested clarifications to assist Trans Energy in its review of the proposal. Representatives of Trans Energy and EQT corresponded numerous times clarifying open issues throughout the day.

        On August 31, 2016, Mr. Corp contacted Mr. Prelipp and stated that, after reviewing the revised offer in detail, they felt that in order to assist Trans Energy and Republic in deciding amongst the competing offers, they needed additional clarification related to several matters, including (i) acceptance of leases regardless of pooling provisions, (ii) confirmation by EQT that Trans Energy would be acquired through an equity transaction, as opposed to EQT acquiring only assets of Trans

Energy and (iii) that EQT would be assuming the Abcouwer lawsuit and the EPA settlement and consent decree without an adjustment to the consideration being offered. Mr. Prelipp responded with several follow-up questions. Mr. Prelipp contacted Mr. Corp requesting a final version of the Letter of Intent to aid in EQT's assessment of all relevant deal terms.

        On September 1, 2016, Mr. Schlotterbeck met telephonically with Mr. Swanson, who indicated that Republic and Trans Energy had received a better offer from another party and that they intended to negotiate definitive agreements with the other party. Mr. Schlotterbeck requested that Trans Energy and Republic send to EQT a partially executed Letter of Intent drafted by Trans Energy with the desired price, at which time EQT would consider fully executing. Mr. Swanson asked if EQT could send a final marked Letter of Intent.

        On September 2, 2016, Mr. Schlotterbeck, Mr. Corp and Mr. Swanson met telephonically to discuss that the final Letter of Intent reflected a merger structure and the parties agreed the valuation of the transaction would need to be adjusted to account for liabilities. Trans Energy requested EQT's final offer by 2:00 p.m., New York City time, on September 2, 2016. Both Trans Energy and Republic communicated that they expected accept the best offer and send the winning bidder a signed Letter of Intent by 5:00 p.m., New York City time. Mr. Breese sent a written Letter of Intent to Mr. Corp offering $203 million for all of the Assets owned or controlled by Trans Energy, with the per share consideration in connection with an equity transaction to be determined after completing the evaluation of Trans Energy's liabilities and title defects. Mr. Woodburn notified EQT that EQT had been selected as the winning bidder, and the parties executed a Letter of Intent at such time. The executed Letter of Intent contained an exclusivity provision by which Trans Energy agreed not to solicit or discuss alternative transactions through September 30, 2016.

        On September 7, 2016, Trans Energy, EQT, Haynes and Boone, legal counsel to Trans Energy, and Baker Botts convened a meeting to discuss due diligence coordination and the structure of the transaction. Trans Energy preferred to structure the acquisition as a tender offer to be followed by a short-form merger not requiring any stockholder vote (the "Tender Offer Option"). In order to ensure that EQT would acquire the necessary 90% ownership of Trans Energy in the tender offer, Trans Energy would grant the purchaser an option to acquire shares from Trans Energy simultaneously upon the closing of the successful closing of the tender offer, in an amount sufficient to reach that threshold. The parties agreed to regroup to reconsider the structure issues.

        On September 9, 2016, Baker Botts and Haynes and Boone discussed structuring matters with respect to the Merger. Baker Botts reported that EQT would require at least 60 additional days to complete its due diligence. Baker Botts proposed that the parties execute a merger agreement contemplated a one-step merger, rather than a tender offer and short-form merger, with the per share merger consideration subject to adjustment after signing to reflect title defects identified thereafter. Haynes and Boone stressed the importance to Trans Energy that the merger close in a timely fashion and provide offer price certainty to Trans Energy stockholders, and that Trans Energy believed that the Tender Offer Option presented many fewer obstacles to a timely closing.

        On September 10, 2016, EQT engaged Brownstein Hyatt Farber Schreck, LLP ("BHFS") as its legal advisor with respect to Nevada law in connection with the transaction.

        During the week of September 12, 2016, representatives of EQT, Trans Energy and Republic discussed matters relating to the AJDA (as defined in Section 12—"The Transaction Agreements—Tri-Party Agreement") between Trans Energy and Republic with respect to shared acreage owned by Trans Energy and Republic. The parties discussed proposed terms of the Tri-Party Agreement (as defined in Section 12—"The Transaction Agreements—Tri-Party Agreement") among EQT, Trans Energy and Republic, which would include provisions with respect to matters that are applicable to both the Merger and the Republic Transaction. Because of the overlapping nature of the transactions, the parties discussed the benefits of executing definitive agreements with respect to the Offer and the Republic Transaction at the same time the Merger Agreement is signed.

        On September 15, 2016, Baker Botts delivered an outline to Haynes and Boone proposing to extend Trans Energy's exclusivity obligation until November 15, 2016, with the exclusivity agreement to contain a number of binding obligations on Trans Energy in light of Trans Energy's financial condition. The binding provisions requested were that Trans Energy agree: (a) to waive any right of first refusal, preemptive or similar right under the AJDA with respect to the consummation of the Republic Transaction, (b) to waive any right under AJDA to claim operatorship rights from Republic in connection with it entering into a transaction with EQT, (c) to pay a termination fee to EQT if EQT's final price proposal met certain conditions but was rejected by Trans Energy, and (d) to advance and reimburse EQT for its reasonable expenses. On September 15, 2016, Steven Prelipp informed Trans Energy, as required pursuant to Section 7(d) of the Letter of Intent between EQT and Trans Energy, that EQT intended to continue negotiations and its pursuit of the transaction at the same purchase price (subject to title and other customary adjustments contained in asset purchase agreements which could reduce the purchase price by up to 20%) and substantially on the same terms and conditions as contemplated therein.

        On September 18, 2016, Haynes and Boone and Baker Botts discussed the proposed exclusivity extension and other items included therein. Haynes and Boone informed Baker Botts that it was preparing the initial draft of the Merger Agreement implementing the Tender Offer Option, and that Trans Energy and Republic were still evaluating purchase price adjustment issues.

        On September 22, 2016, Haynes and Boone sent an initial draft of the Merger Agreement to Baker Botts. From September 22, 2016 through September 29, 2016, EQT and Baker Botts considered the various issues in the initial draft of the Merger Agreement. On September 29, 2016, Baker Botts sent comments to the initial draft of the Merger Agreement to Haynes and Boone.

        On September 27, 2016, Haynes and Boone sent a draft of the Tri-Party Agreement to Baker Botts. The draft Tri-Party Agreement contained certain agreements among EQT, Trans Energy and Republic related to the concurrent transactions, including, among other things, the settlement of all payment obligations and other disputes as between Trans Energy and Republic, the release of claims arising between the two parties related to the AJDA, and certain employment matters.

        On September 28, 2016, Baker Botts delivered to Haynes and Boone and Republic's counsel proposed amendments to the letters of intent between EQT and each of Trans Energy and Republic that would extend the exclusivity thereunder to October 31, 2016.

        On September 29, 2016, Haynes and Boone delivered to Baker Botts and Republic's counsel a revised draft of the proposed amendments to the letters of intent between EQT and each of Trans Energy and Republic that would extend exclusivity to October 14, 2016, with an automatic extension to October 31, 2016, if Trans Energy did not terminate its Letter of Intent with EQT on October 14, 2016. John Corp and Steven Prelipp had a number of meetings to discuss each party's views regarding the exclusivity extension and its duration.

        On September 30, 2016, Mr. Corp discussed with Mr. Prelipp an automatic extension of exclusivity beyond October 14, 2016 if EQT delivered the results of its title due diligence on that date with respect to a certain percentage of Trans Energy's properties. Mr. Prelipp informed Mr. Corp that EQT would deliver a revised extension of the Letter of Intent on Monday.

        On October 3, 2016, Baker Botts delivered to Haynes and Boone a revised extension letter providing for exclusivity until October 14, 2016, with an automatic extension to October 31, 2016 if by October 14, 2016 EQT delivered the results of its title due diligence on 55% of Trans Energy's properties weighted by value. Later that day, Haynes and Boone delivered a revised draft of that LOI extension modifying the scope of the properties that would need to be reviewed by October 14, 2016 and containing a commitment from EQT to finalize all title and environmental due diligence by October 26, 2016.

        Mr. Prelipp responded to Mr. Corp that the timing of the end of due diligence did not work and that delays in Republic and Trans Energy negotiating points with respect to the Tri-Party Agreement risked delaying the Republic Transaction. Mr. Prelipp and Mr. Corp had a subsequent meeting and agreed that a meeting with Trans Energy, EQT and their respective advisors would be beneficial.

        On October 4, 2016, EQT, Trans Energy, Baker Botts, Haynes Boone and Gordian, financial advisor to Trans Energy, participated in a conference call to discuss the proposed terms of the transaction. Trans Energy insisted that Company stockholders not bear a risk that the purchase price could decrease as a result of title diligence carried out after execution of a definitive agreement. EQT proposed alternative concepts to allow it to continue to carry out diligence following signing, including proposing to agree a minimum per share price subject to upward adjustment upon satisfactory completion of title diligence. Trans Energy, however, continued to seek price certainty for stockholders at the time.

        Later on that day, Mr. Prelipp contacted Mr. Corp to discuss a per share purchase price that would allow Trans Energy to proceed with finalizing the Merger Agreement and related agreements while improving deal certainty for both parties. Mr. Corp agreed to work on a number, but that it would take a couple of days to come to an understanding with Republic regarding items in the Tri-Party Agreement in order to have the best information for the parties to discuss.

        Later on that evening, Mr. Prelipp suggested to Mr. Corp that the parties agree to a 10-day extension of the exclusivity and on October 5, the parties agreed to an exclusivity extension until October 15, 2016.

        On October 6, 2016, Haynes and Boones sent a revised draft of the Merger Agreement to Baker Botts. From October 6, 2016 to October 12, 2016, EQT and Baker Botts considered the various issues in the initial draft of the Merger Agreement. On October 12, 2016, Baker Botts sent comments to the revised draft to Haynes and Boone.

        On October 10, 2016, Baker Botts and Haynes and Boone convened a meeting to discuss the specific terms of the "fiduciary out" provision included in Trans Energy's latest draft of the Merger Agreement. After discussions with BHFS regarding certain Nevada corporate law matters, Baker Botts conveyed EQT's objections with respect to certain terms contained in the latest draft of this provision, in particular those with respect to a Superior Proposal (as defined in the Merger Agreement).

        On October 12, 2016, Baker Botts delivered to Haynes and Boone a revised draft of the Merger Agreement. In this draft Merger Agreement, EQT's conditioned its acceptance of the proposed terms of the fiduciary out on, among other things: (A) the Tri-Party Agreement containing: (i) a waiver of Trans Energy's right of first refusal on Republic's assets under the AJDA; (ii) re-affirmation that Trans Energy has forfeited its right to re-assume the operatorship under the AJDA; and (iii) Trans Energy's waiver of the 25% repurchase right of certain assets from Republic; (B) receipt of Tender and Support Agreements from holders representing greater than 50% of the outstanding stock on the terms proposed by EQT without withdrawal rights; and (C) acceptance of the notice and matching rights and other terms relating to this provision as proposed in the draft Merger Agreement. As part of a drafting call held on October 13, 2016, Haynes and Boone reiterated Trans Energy's position that a meaningful fiduciary out would be required in the Merger Agreement.

        On October 14, 2016, Haynes and Boone and Baker Botts discussed the fiduciary out positions of the parties as well as the mechanics proposed by Baker Botts in the Tri-Party Agreement. Neither Trans Energy nor EQT had made a substantive change in their fiduciary out positions.

        On October 14, 2016, representatives of EQT, Trans Energy, Gordian, Baker Botts and Haynes and Boone met telephonically to discuss the Merger Agreement and the extension of the exclusivity contained in the amendment to the Letter of Intent. Baker Botts circulated a revised draft of the amendment to the Letter of Intent, which shortened the extension to October 24, 2016 from the October 31, 2016 date proposed in the draft distributed the prior day. Beginning at this time, Mr. Corp and Mr. Prelipp began exchanging models detailing how EQT's assumptions of certain liabilities would translate into a price per share of Trans Energy's stock.

        On October 17, 2016, Haynes and Boone circulated to Baker Botts an initial draft of Trans Energy's disclosure schedules to the Merger Agreement.

        On October 18, 2016, Mr. Prelipp delivered to Mr. Corp a model to facilitate Trans Energy's evaluation of the per share price to be offered by EQT.

        October 19, 2016, Haynes and Boone circulated to Baker Botts revised drafts of the Merger Agreement, form of tender and support agreement and Tri-Party Agreement.

        On October 20, 2016, representatives of EQT, Trans Energy, Gordian, Baker Botts and Haynes and Boone met telephonically on multiple occasions to discuss the Merger Agreement, disclosure schedules and matters related thereto. Baker Botts distributed to Haynes and Boone revised drafts of the Merger Agreement, disclosure schedules and form of tender and support agreement in which the fiduciary out protections sought by Trans Energy were preserved in both the Merger Agreement and the tender and support agreement. Late on October 20, 2016, Mr. Prelipp informed Mr. Corp that EQT was seeking to finalize and sign the Merger Agreement by no later than October 24, 2016.

        On October 21, 2016, representatives of EQT, Trans Energy, Gordian, Baker Botts and Haynes and Boone met on multiple occasions to discuss the Merger Agreement, the Tri-Party Agreement and matters related thereto. Following such discussions, Messrs. Prelipp and Corp communicated regarding the determination of the per share offer price to Trans Energy's stockholders in light of the results to date of EQT's due diligence with respect to Trans Energy, and agreed that, subject to satisfactory completion of due diligence and final negotiation of definitive agreements with both Trans Energy and Republic, the per share offer price to be paid by EQT would be $3.58, giving Trans Energy an implied enterprise value of approximately $208 million. Baker Botts circulated to Haynes and Boone revised versions of the Merger Agreement and Tri-Party Agreement.

        On October 22, 2016, Haynes and Boone circulated revised disclosure schedules to the Merger Agreement and furnished additional information to EQT on behalf of Trans Energy. Representatives of Trans Energy, EQT, Haynes and Boone and Baker Botts met telephonically to discuss the disclosure schedules and related materials.

        On October 24, 2016, EQT was informed that Trans Energy's board of directors unanimously (i) determined that the Transactions were advisable, and in the best interests of, Trans Energy and its stockholders, (ii) adopted, approved and declared advisable the Merger Agreement and the Transactions and (iii) resolved to recommend that the stockholders of Trans Energy accept the Offer, tender their Shares and, if required by applicable law, approve the Merger Agreement and the Transactions.

        On October 24, 2016, EQT informed Trans Energy that the terms of the Republic Transaction were being finalized and that the EQT and Republic expected to be in a position to execute definitive agreements on October 24, 2016.

        On October 24, 2016, the parties thereto executed and delivered the Merger Agreement, the tender and support agreements, the Tri-Party Agreement and certain other documents referred to in the Merger Agreement. Contemporaneously therewith, EQT entered into a definitive agreement with respect to the Republic Transaction. On October 25, 2016, EQT and Trans Energy issued separate press releases announcing the entry into the merger agreement and certain other matters.

12.   The Transaction Agreements.

  The Merger Agreement

        The following is a summary of certain provisions of the Merger Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached as an exhibit to the Schedule TO and is incorporated herein by reference. Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below.

  The Offer

        The Merger Agreement required the Purchaser to commence the Offer on or before November 7, 2016, and provides that, subject to the satisfaction of the Minimum Tender Condition and the other conditions that are set forth in Section 15—"Conditions to the Offer," EQT will cause the Purchaser to accept for payment, and the Purchaser shall pay for, all Shares validly tendered promptly following the applicable expiration date of the Offer. The initial Expiration Date of the Offer will be midnight, New York City time, at the end of Monday, November 28, 2016.

        Terms and Conditions of the Offer.    The obligations of the Purchaser to accept for payment, and pay for, any Shares tendered pursuant to the Offer are subject to the conditions set forth in Section 15—"Conditions to the Offer." The Offer conditions are for the sole benefit of EQT and the Purchaser, and may be asserted or waived by EQT and the Purchaser, in whole or in part, at any time and from time to time, in their sole discretion, other than the Minimum Tender Condition. Without the consent of Trans Energy, the Purchaser cannot (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) waive or amend the Minimum Tender Condition, (iv) add to the conditions or modify any conditions pursuant to the Merger Agreement in any manner adverse to Trans Energy or its stockholders, (v) except as otherwise provided in the Merger Agreement, extend the Offer or change the form of consideration payable pursuant to the Offer or (vi) otherwise amend the Offer in any manner adverse to Trans Energy or its stockholders.

        Extensions of the Offer.    In addition, so long as the Merger Agreement has not been terminated in accordance with its terms, if any condition to the Offer is not satisfied or waived at any scheduled Expiration Date, the Purchaser shall, and EQT shall cause the Purchaser to, extend the Offer for one or (as needed) more consecutive increments of not more than ten business days each (or for such longer period as may be agreed to by Trans Energy). The Purchaser and EQT must also extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer. However, in no event will Purchaser be required to, and EQT will not be required to cause the Purchaser to, extend the Offer beyond December 31, 2016.

        Subsequent Offering Period.    Following the Acceptance Time, the Purchaser expressly reserves the right to, in its sole discretion, extend the Offer for a "subsequent offering period" (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act.

        Recommendation.    Pursuant to the Merger Agreement, Trans Energy consented to the Offer and to the inclusion in the Offer documents of the Recommendation (as defined below). Trans Energy must file with the SEC, as promptly as practicable after the filing of the Schedule TO (and in any case within five business days thereof), a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer and promptly thereafter mail such Schedule 14D-9 to its stockholders. EQT and the Purchaser will furnish to Trans Energy all information that may be required by applicable securities laws or reasonably requested by Trans Energy for inclusion in the Schedule 14D-9 and must update or correct any misleading material information. Trans Energy must also notify EQT and the Purchaser upon the receipt of any SEC comments or material requests and must give to them a reasonable opportunity in good faith to participate in the formulation of any written response.

        Trans Energy has represented in the Merger Agreement that the Trans Energy Board has, at a meeting duly called and held on October 24, 2016, unanimously (i) determined that the Merger Agreement and the Transactions are advisable, and in the best interests of, Trans Energy and its stockholders, (ii) adopted, approved and declared advisable the Merger Agreement and the Transactions, (iii) recommended that the stockholders of Trans Energy accept the Offer, tender their Shares and, if required by applicable law, approve the Merger Agreement and the Transactions (the "Recommendation"), (iv) acknowledged that such approval is effective for all purposes under NRS 78.411 through 78.444, inclusive, and that neither EQT nor the Purchaser shall be subject to restrictions as to business combinations as an "interested stockholder" of the Company in connection with the Merger Agreement and the Transactions, (v) caused any restrictions of any "moratorium," "business combination," "fair price" or other form of anti-takeover laws of any jurisdiction that may purport to be applicable to the Merger Agreement or the Transactions (including, without limitation, NRS 78.411 through 78.444, inclusive) not to apply or to have been satisfied solely with respect the Merger Agreement or the Transactions, and (vi) took all necessary actions to render the restrictions of any such anti-takeover laws (including, without limitation, NRS 78.378 through 78.379, inclusive, and NRS 78.411 through 78.444, inclusive) inapplicable to the Merger Agreement, EQT, the Purchaser and the acquisition of Shares pursuant to the Offer and the Top-Up Option.

        Trans Energy's Board of Directors.    Pursuant to the Merger Agreement, after the Acceptance Time, EQT is entitled to designate the number of directors, rounded up to the next whole number, on the Trans Energy Board that is equal to the product of (i) the total number of directors on the Trans Energy Board (giving effect to the election of any additional directors) and (ii) the percentage that the number of Shares beneficially owned by EQT and/or the Purchaser (including all Shares accepted for payment pursuant to the Offer) bears to the number of Shares then outstanding. Upon the request of EQT, Trans Energy shall promptly increase the size of the Trans Energy Board or use its commercially reasonable efforts to secure the resignations of such number of directors, and to appoint to the Trans Energy Board such individuals as designated by EQT, as is necessary to provide EQT with such level of representation. However, prior to the Effective Time, the separate approval of a majority of the directors on the Trans Energy Board that were not appointed by EQT will be required for Trans Energy to amend or terminate the Merger Agreement or extend the time for the performance of any of the obligations or other acts of EQT or the Purchaser or waive any of Trans Energy's rights under the Merger Agreement. At the Acceptance Time, Trans Energy will also cause individuals designated by EQT to constitute the proportional number of members, rounded up to the next whole number, on each committee of the Trans Energy Board, to the fullest extent permitted by applicable law.

        Not less than 10 days prior to the day any of EQT's designees takes office as a director (or such shorter period as the SEC may authorize), Trans Energy will file with the SEC and deliver to stockholders an information statement containing the information required under Section 14(f) and Rule 14f-1 of the Exchange Act. The Merger Agreement requires that, if the information statement to be delivered in connection therewith is not included with Trans Energy's Schedule 14D-9, Trans Energy will otherwise timely mail to its stockholders all necessary information to comply therewith.

        Top-Up Option.    Pursuant to the Merger Agreement, Trans Energy has granted to the Purchaser the Top-Up Option, which the Purchaser may exercise, in whole but not in part, following the Acceptance Time, if necessary, to purchase from Trans Energy up to a number of Top-Up Shares that, when added to the Shares already owned directly or indirectly by EQT, the Purchaser and their affiliates at the time of exercise of the Top-Up Option and following any subsequent offering period, constitutes one Share more than 90% (determined on a fully diluted basis) of then outstanding Shares immediately after the issuance of the Top-Up Shares under the Top-Up Option. However, the Top-Up may not be exercised (i) to the extent that the number of Shares issuable upon exercise of the Top-Up Option would exceed the number of authorized but unissued Shares that are not reserved or otherwise committed to be issued, (ii) if any applicable law or judgment then in effect shall prohibit the exercise of the Top-Up Option or the delivery of Top-Up Shares pursuant to the Top-Up Option and (iii) unless the Purchaser has accepted for payment all Shares validly tendered in the Offer.

        Based upon information provided by Trans Energy, as of October 21, 2016, there were 481,143,686 shares of common stock available that may be issued pursuant to the Top-Up Option. Accordingly, Trans Energy has a sufficient number of authorized but unissued shares of common stock available to issue to the Purchaser pursuant to the Top-Up Option, assuming the Minimum Tender Condition is satisfied. The Purchaser will pay Trans Energy the Offer Price for each Top-Up Share acquired upon exercise of the Top-Up Option, which shall be paid, at the Purchaser's option, in cash or by paying in cash an amount equal to not less than the aggregate par value of the Top-Up Shares and executing and delivering to Trans Energy a promissory note having a principal amount equal to the balance of such purchase price. Any such promissory note will be fully secured by the Top-Up Shares, will bear interest at the rate of 2% per annum, will be full recourse against EQT and the Purchaser, shall mature on the first anniversary of the date of execution and delivery of the promissory note and may be prepaid without premium or penalty. The Top-Up Option shall be exercisable only once.

        If, following the closing of the Offer, EQT, the Purchaser and their affiliates own at least 90% of the outstanding Shares, including through exercise of the Top-Up Option, each of EQT, the Purchaser and Trans Energy will, subject to the satisfaction or waiver of the conditions to the Merger, use their commercially reasonable efforts to cause the Merger to be consummated in accordance with NRS 92A.180 or any other applicable provisions of Chapter 92A of the NRS, as soon as practicable after the issuance of Top-Up Shares pursuant to the Top-Up Option.

  The Merger

        Pursuant to the terms of the Merger Agreement and in accordance with Chapter 92A of the NRS, following completion of the Offer, if applicable, and at the Effective Time:

  •
  the Purchaser will be merged with and into Trans Energy and, as a result of the Merger, the separate corporate existence of the Purchaser will cease;

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  Trans Energy will be the Surviving Corporation in the Merger and will become a wholly owned subsidiary of EQT; and

  •
  all of the properties, rights, privileges, powers and franchises of Trans Energy and the Purchaser will vest in the Surviving Corporation, and all of the claims, obligations, liabilities, debts and duties of Trans Energy and the Purchaser shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

        Articles of Incorporation; Bylaws; Directors and Officers of the Surviving Corporation.    At the Effective Time, the articles of incorporation of Trans Energy shall be the articles of incorporation of the Surviving Corporation and the bylaws of the Surviving Corporation shall be amended and restated in a form substantially identical to the bylaws of the Purchaser at the Effective Time. At the Effective Time, the directors of the Purchaser will become the directors of the Surviving Corporation and the officers of the Purchaser will become the officers of the Surviving Corporation until their respective successors have been duly elected or appointed in accordance with applicable law.

        Merger Closing Conditions.    The obligations of EQT and the Purchaser, on the one hand, and Trans Energy, on the other hand, to complete the Merger are each subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

  •
  the affirmative vote of holders of a majority of the outstanding Shares to adopt the Merger Agreement (the "Stockholder Approval") shall have been obtained, if required by applicable law;

  •
  no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or prohibition will be in effect restraining, enjoining, prohibiting or otherwise making illegal the consummation of the Transactions; and

  •
  the Purchaser shall have accepted for payment all Shares validly tendered pursuant to the Offer and, if the Top-Up Option was exercised, the Top-Up Shares shall have been issued to the Purchaser.

        In addition, the obligations of EQT and the Purchaser to effect the Merger are subject to (i) the delivery by Trans Energy at or prior to the Effective Time of certain payoff letters and evidence that Trans Energy's 401(k) plan has been terminated and (ii) the absence of an involuntary petition filed by a third party for relief or reorganization or rearrangement, readjustment or similar relief or any other petition in bankruptcy.

        Merger Consideration.    Each Share issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares or shares of common stock owned by EQT, the Purchaser, Trans Energy or their respective subsidiaries, will automatically be converted into the right to receive the Merger Consideration. All Shares converted into the right to receive the Merger Consideration shall automatically be canceled and cease to exist.

        Merger Without a Meeting.    If EQT, the Purchaser and their affiliates collectively own at least one Share more than 90% of the outstanding Shares, following the satisfaction or waiver of the conditions set forth in the Merger Agreement, such that the Merger may be effected without a meeting or vote of the stockholders of Trans Energy, EQT, the Purchaser and Trans Energy have agreed to take all necessary and appropriate actions to cause the Merger to become effective as promptly as practicable without a meeting of Trans Energy's stockholders in accordance with NRS 92A.180.

        However, if the approval of Trans Energy's stockholders is required by applicable law in order to effect the Merger following the Acceptance Time (including if the conditions to the Top-Up Option are not satisfied or the Top-Up Option is for any reason deemed to be invalid or unenforceable), Trans Energy has agreed to:

  •
  prepare a preliminary proxy statement or preliminary information statement, as applicable, and file such proxy statement or information statement with the SEC as promptly as reasonably practicable after the Acceptance Time; and

  •
  acting through the Trans Energy Board, call and give notice of a special meeting of Trans Energy's stockholders for the purpose of considering and taking action upon the Merger Agreement.

        Payment for Trans Energy Shares.    Before the Merger, EQT will designate a bank or trust company reasonably acceptable to Trans Energy to make payment of the Merger Consideration (the "Paying Agent"). At or prior to the Effective Time, EQT shall cause to be deposited, in trust with the Paying Agent, cash in an amount sufficient to pay the aggregate Merger Consideration to the stockholders.

        As promptly as reasonably practicable after the Effective Time, EQT shall cause the Paying Agent to mail to each holder of record of Shares a letter of transmittal and instructions for use in effecting the surrender of certificates representing the Shares in exchange for the Merger Consideration. The Paying Agent will pay the Merger Consideration to the stockholders upon receipt of (1) surrendered certificates representing such Shares and (2) a signed letter of transmittal and any other items specified by the Paying Agent. Interest will not be paid or accrue in respect of the Merger Consideration. The Surviving Corporation will reduce the amount of any Merger Consideration paid to the stockholders by any applicable withholding taxes.

        If any cash deposited with the Paying Agent is not claimed within six months following the Effective Time, such cash may be delivered to the Surviving Corporation, upon demand, and any record holders who have not theretofore complied with certificate exchange procedures in the Merger Agreement shall thereafter look only to EQT and the Surviving Corporation for payment of their claims for the Merger Consideration and any dividends declared in accordance with the restrictions in the Merger Agreement with a record date prior to the Effective Time that remain unpaid at the Effective Time and that are due to any such holder.

        The transmittal instructions will include instructions if the stockholder has lost the certificate representing its Shares or if it has been stolen or destroyed. The stockholder will have to provide an affidavit to that fact and, if required by EQT, post a bond in an amount that EQT reasonably directs as indemnity against any claim that may be made against it with respect to such certificate.

        Treatment of Stock Options and Restricted Stock Awards.    The Merger Agreement provides that each option to purchase shares of common stock, whether vested or unvested, that is outstanding immediately prior to the Effective Time will be cancelled and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such cancelled option an amount in cash, without interest and less any required withholding tax, equal to (i) the excess of the Merger Consideration over the exercise price per share under such option multiplied by (ii) the number of shares of common stock subject to such option, which cash amount will be paid as soon as practicable following the Effective Time, but no later than 30 days following the Effective Time. Any options for which the exercise price per share is equal to or greater than the Merger Consideration will be cancelled for no consideration.

        The Merger Agreement provides that each restricted share that is outstanding, whether vested or unvested, will be cancelled and, in consideration of such cancellation, the holder of such restricted share will be entitled to receive an amount in cash, without interest and less any applicable withholding tax, equal to the Merger Consideration for each such restricted share as soon as practicable following the Effective Time, but no later than the date that is 30 days following the Effective Time.

        Treatment of Change in Control Agreements.    The Merger Agreement provides that each share of Trans Energy common stock issuable upon termination of employment as of or following the Effective Time pursuant to change in control agreements between Trans Energy and certain employees of Trans Energy will be cancelled and, in consideration of such cancellation and subject to the execution of a waiver and release as required by such change in control agreements, the person to whom such shares would be issued will be entitled to receive an amount in cash, without interest and less any applicable withholding tax, equal to the Merger Consideration for each such share as soon as practicable following the Effective Time, but no later than the date that is 30 days following the Effective Time.

  Representations and Warranties

        The Merger Agreement contains representations and warranties of Trans Energy, EQT and the Purchaser. Some of the representations and warranties made by Trans Energy are qualified as to "materiality" or "Company Material Adverse Effect." For purposes of the Merger Agreement, "Company Material Adverse Effect" means a material adverse effect on the business (financial condition or otherwise), assets or results of operations of Trans Energy and its subsidiaries. However, none of the following shall either alone or in combination constitute, or be taken into account when determining whether there has been, or is reasonably expected to be, a "Company Material Adverse Effect":

  •
  any change, effect, event, occurrence, development, matter, state of facts, series of events or circumstances (any such item, an "Effect") arising out of or relating to (i) U.S. or global (or any region thereof) (A) economic, credit, financial or securities market conditions, including prevailing interest rates or current rates or (B) regulatory or political conditions or (ii) acts of terrorism or sabotage, the outbreak, escalation or worsening of hostilities (whether or not pursuant to the declaration of a national emergency or war), natural disasters (including hurricanes) or acts of God, except to the extent that such Effect has a disproportionate adverse effect on Trans Energy and its subsidiaries, taken as a whole, as compared to the adverse impact such Effect has on other companies operating in the markets in which Trans Energy or any of its subsidiaries operates;

  •
  any Effect that affects the oil and gas exploration and development industry generally (including changes in commodity prices, general market prices and regulatory changes affecting the oil and gas exploration and development industry generally) so long as such changes or conditions do not adversely affect Trans Energy and its subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the oil and gas exploration and development industry;

  •
  any Effect arising out of, resulting from or attributable to the execution and delivery of the Merger Agreement or the announcement, pendency or consummation of any of the Transactions, including any loss of employees;

  •
  any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or other applicable law of or by any national, regional, state or local governmental entity in the United States or elsewhere in the world, so long as such adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal does not disproportionately impact Trans Energy and its subsidiaries, taken as a whole, relative to other industry participants;

  •
  any change in the market price or trading volume of Trans Energy's securities;

  •
  any changes in GAAP or accounting standards, requirements or interpretations; and

  •
  any Effect arising out of, resulting from or attributable to any action taken, or failure to take action, by EQT or the Purchaser in breach of the Merger Agreement or by Trans Energy with the prior written consent of EQT.

        In the Merger Agreement Trans Energy has made customary representations and warranties to EQT and the Purchaser with respect to, among other things:

  •
  its organization, good standing and qualification;

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  corporate power and enforceability;

  •
  its capitalization;

  •
  the Trans Energy Board actions;

  •
  the vote, if any, required for the adoption and approval of the Merger Agreement and Transactions;

  •
  non-contravention;

  •
  required governmental approvals;

  •
  its SEC reports;

  •
  its financial statements;

  •
  the absence of undisclosed liabilities;

  •
  the absence of certain changes or events;

  •
  litigation;

  •
  titles to property and encumbrances;

  •
  reserve reports;

  •
  prepayments for the delivery of hydrocarbons or the hedging of commodities;

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  tax matters;

  •
  compliance with laws;

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  employee benefits;

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  material contracts;

  •
  intellectual property;

  •
  environmental matters;

  •
  insurance;

  •
  related party transactions;

  •
  no off-balance sheet structures or transactions;

  •
  the inapplicability of state takeover statutes or regulations to the Transactions;

  •
  broker's fees;

  •
  certain business practices; and

  •
  no investment company.

        EQT and the Purchaser have also made customary representations and warranties to Trans Energy pursuant to the Merger Agreement with respect to, among other things:

  •
  organization, good standing and qualification;

  •
  corporate power and enforceability;

  •
  non-contravention;

  •
  required governmental approvals;

  •
  ownership of Shares;

  •
  other agreements;

  •
  litigation;

  •
  accuracy of information supplied;

  •
  solvency; and

  •
  independent investigation and analysis.

        The representations, warranties and covenants contained in the Merger Agreement were made as of the specific dates therein, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Merger Agreement, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to the stockholders of Trans Energy. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement. Accordingly, Trans Energy's stockholders should read the representations and warranties in the Merger Agreement not in isolation but only in conjunction with the other information about Trans Energy or EQT and their respective subsidiaries that the respective companies include in reports, statements and other filings they make with the SEC.

  Covenants of Trans Energy

        Conduct of Business of Trans Energy.    The Merger Agreement provides that, except (i) as expressly permitted by the Merger Agreement, (ii) as required by applicable law, or (iii) as consented to in writing by EQT (not to be unreasonably withheld, delayed or conditioned), after the date of the Merger Agreement, and prior to the Acceptance Time, Trans Energy and each of its subsidiaries shall:

  •
  conduct its business in all material respects in the ordinary course of business;

  •
  use its commercially reasonable efforts to maintain and substantially preserve intact its insurance coverage, advantageous business relationships, and the goodwill of those having business relationships with it and retain the services of its present officers and key employees;

  •
  comply with all applicable laws; and

  •
  not take any action which would materially adversely affect or delay the ability of any of the parties to the Merger Agreement from obtaining any necessary approvals required by the Transactions, performing its covenants or agreements, or otherwise materially delay or prohibit the transactions described in the Merger Agreement.

        In addition, the Merger Agreement provides that during the same period and pursuant to the same exceptions described above, Trans Energy shall not, and shall not permit any of its subsidiaries to, take any of the following actions, subject to the thresholds and exceptions specified in the Merger Agreement, without the prior written consent of EQT (not to be unreasonably withheld, delayed or conditioned):

  •
  issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, grant, disposition or pledge or other encumbrance of, any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, commitments or any other agreements to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock, other than pursuant to options to purchase shares of Trans Energy existing on the date of the Merger Agreement;

  •
  issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, grant, disposition or pledge or other encumbrance of any other securities in respect of, in lieu of, or in substitution for, any shares of its capital stock outstanding on the date of the Merger Agreement;

  •
  redeem, purchase or otherwise acquire any of its outstanding shares of capital stock or other securities, other than purchases or other acquisitions pursuant to the terms of Trans Energy's benefit plans in effect on the date of the Merger Agreement;

  •
  split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other distribution in respect of any Shares (including using, paying, distributing or otherwise disposing in any manner of any of the amounts paid to Trans Energy pursuant to Section 2 of the Tri-Party Agreement, as described below under "—Tri-Party Agreement");

  •
  incur, create or modify any indebtedness for borrowed money or guarantee any such indebtedness or make any loans or advances except for trade payables incurred in the ordinary course of business consistent with past practices;

  •
  sell, transfer, lease, exchange or otherwise dispose of, or grant any lien with respect to, any of the material properties or assets of Trans Energy or any of its subsidiaries, except for sales of oil and gas in the ordinary course of business consistent with past practice and Permitted Liens (as defined in the Merger Agreement);

  •
  make any investment, whether by purchase of stock or securities, merger or consolidation, contributions to capital, property transfers, or purchases of any property or assets with a net book value in excess of $25,000 individually or $150,000 in the aggregate of or in any person (other than a wholly owned subsidiary of Trans Energy), except in any case pursuant to an agreement set forth on the disclosure schedules delivered in connection with the Merger Agreement or as expressly contemplated by the Tri-Party Agreement;

  •
  increase in any respect the rate or terms of compensation payable by Trans Energy or any of its subsidiaries to any directors, officers or employees or increase the rate or terms of any bonus, pension, salaried severance or other employee benefit plan, policy, agreement or arrangement with, for or in respect of any directors, officers or employees; enter into or amend any employment, severance, termination or similar agreement or arrangement with any director or officer, employee or consultant; establish, adopt, enter into or amend or modify any benefit plan; amend or take any other actions to increase the amount of, or accelerate the payment or vesting of, any benefit or amount under any benefit plan, policy or arrangement; execute or amend any consulting or indemnification agreement between Trans Energy or any of its subsidiaries and any directors, officers, agents, consultants or employees, or any collective bargaining agreement or other obligation to any labor organization or employee incurred or entered into by Trans Energy or any of its subsidiaries; or contribute, transfer or otherwise provide any cash, securities or other property to any grantee, trust, escrow or other arrangement that has the effect of providing or setting aside assets for benefits payable pursuant to any termination, severance, retention or other change in control agreement; except under certain circumstances;

  •
  merge, consolidate or combine with any person or dissolve or liquidate or adopt a plan of merger, consolidation or combination with any person or dissolution or complete or partial liquidation other than the merger, consolidation, combination, dissolution or liquidation of inactive subsidiaries in the ordinary course of business;

  •
  change any of its methods or principles of accounting in effect as of the date of the Merger Agreement, except to the extent required to comply with GAAP as advised by Trans Energy's independent accountants; make or rescind any material election relating to taxes, including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments (other than any election that must be made periodically and is made consistent with past practice); settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy (including by entering into any closing agreement) relating to taxes; change any of its material methods of reporting tax items for U.S. federal income tax purposes from those employed in the preparation of the U.S. federal income tax returns for the taxable year ended December 31, 2015; request any tax rulings; authorize any tax indemnities (other than tax indemnity provisions included in customary commercial arrangements that do not primarily involve tax matters, such as leases); change any annual tax accounting period; surrender any right to claim any tax refund; extend the statute of limitations with respect to any tax period; enter into or amend any material agreement or settlement with any governmental entity respecting taxes; or amend or revoke any previously filed tax return except, in each case, as may be required by law;

  •
  transfer or license to any person or otherwise extend, amend or modify any rights to the intellectual property of Trans Energy or any of its subsidiaries necessary to carry on Trans Energy or such subsidiary's business in all material respects other than sublicenses of intellectual property in the ordinary course of business consistent with past practice;

  •
  pay, discharge, settle or satisfy any claims, liabilities or obligations prior to the same being due other than pursuant to mandatory terms of any agreement, understanding or arrangement as in effect on the date of the Merger Agreement;

  •
  enter into any "non-compete" or similar agreement that would materially restrict the businesses of the Surviving Corporation or EQT or its affiliates or take any action that may impose material new or additional regulatory requirements on EQT or any of its affiliates;

  •
  enter into, renew, modify, amend or terminate any material contract to which Trans Energy or any of its subsidiaries is a party (other than entering into or renewing leases constituting oil and gas interests in the ordinary course of business), or waive, delay the exercise of, release or assign any material rights or claims thereunder; or enter into or amend any contract, agreement or commitment with any former or present director, officer or employee of Trans Energy or any of its subsidiaries or with any affiliate or associate (as defined under the Exchange Act) of any of the foregoing persons except to the extent permitted above;

  •
  to the extent the operator thereof, fail to (i) maintain and keep the oil and gas interests of Trans Energy and its subsidiaries in full force and effect or (ii) fulfill contractual or other covenants, obligations and conditions imposed upon Trans Energy with respect to such oil and gas interests; provided, however, that Trans Energy shall not be obligated to take any action to keep leases from expiring in accordance with their terms;

  •
  amend or propose any amendment to Trans Energy's articles of incorporation or bylaws or the articles of incorporation or bylaws (or other similar governing documents) of any of Trans Energy's subsidiaries; or

  •
  make any commitment to take any of the actions prohibited above.

        Notwithstanding the foregoing, nothing is intended to give EQT the right to control or direct the business or operations of Trans Energy or its subsidiaries at any time prior to the Effective Time.

        No Solicitation.    From the date of the Merger Agreement until the earlier to occur of the termination of such agreement and the Effective Time, Trans Energy agreed that it will not, and will cause its subsidiaries and their direct respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other agents (collectively their "representatives") not to:

  •
  initiate, solicit or knowingly facilitate or encourage (including by way of furnishing non-public information) the making of any proposal or offer that constitutes, or is reasonably expected to lead to, an Alternative Proposal (as defined below) from any person or group of persons; or

  •
  engage in any substantive discussions or negotiations concerning, or provide any non-public information or knowingly assist, participate in, facilitate or encourage an effort by any third party with respect to, an Alternative Proposal.

        Trans Energy also agreed (i) not to, and to cause its subsidiaries not to, enter into any agreement with respect to any Alternative Proposal (other than an acceptable confidentiality agreement), and (ii) to, and to cause its subsidiaries and representatives to, immediately cease all existing discussions or negotiations with any person with respect to any Acquisition Proposal.

        Notwithstanding the restrictions described above, at any time prior to the Acceptance Time and the receipt of Stockholder Approval, whichever is earlier, Trans Energy and its subsidiaries and representatives may engage in substantive discussions or negotiations with any third party that has made an unsolicited bona fide Alternative Proposal made after the date of the Merger Agreement that did not result from Trans Energy breaching its obligations described above and may furnish to such third party and its representatives information concerning and access to the business, properties, assets, books, records, or to any personnel, of Trans Energy or its subsidiaries provided, that the Trans Energy

Board (or any authorized committee thereof) determines in good faith, based on information then available and after consultation with its financial advisor and outside legal counsel, that such Alternative Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal (as defined below); and provided, further, that Trans Energy receives from the such third party an acceptable confidentiality agreement and notifies EQT that it intends to furnish information and/or access to, or to enter into substantive negotiations or discussions with, such third party.

        Trans Energy Board's Recommendation.    Subject to the provisions described below, the Trans Energy Board agreed to include its recommendation in favor of the Offer, the Merger and the Merger Agreement in the Schedule 14D-9 and to permit EQT to include this recommendation in this Offer to Purchase and the other documents related to the Offer. The Merger Agreement provides that the Trans Energy Board will not effect an Adverse Recommendation Change (as defined below) except as described below.

        The Trans Energy Board may not (i) withdraw or modify in any manner adverse to EQT the recommendation by the Trans Energy Board of the Offer, the Merger or the Merger Agreement or approve or recommend to the stockholders of Trans Energy an Alternative Proposal (an "Adverse Recommendation Change") or (ii) cause Trans Energy to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Alternative Proposal (other than an acceptable confidentiality agreement). Notwithstanding the foregoing, at any time prior to the earlier to occur of the Acceptance Time and the receipt of the Stockholder Approval, the Trans Energy Board may effect an Adverse Recommendation Change other than in connection with an Alternative Proposal if the Trans Energy Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that failure to take such action would be inconsistent with the directors' fiduciary duties under applicable laws or, in response to an Alternative Proposal, that such Alternative Proposal constitutes a Superior Proposal. In either such event, the Trans Energy Board may withdraw or modify its approval or recommendation of the Offer, the Merger and the Merger Agreement, approve or recommend such Superior Proposal, cause Trans Energy to enter into a binding agreement with respect to the Superior Proposal, or terminate the Merger Agreement provided that:

  •
  Trans Energy has notified EQT in writing at least five business days in advance (the "Notice Period"), that it intends to effect a Company Adverse Recommendation Change, describing in detail its reasons, and, in the case of any Alternative Proposal, the identity of the third party making the Superior Proposal, and the material terms thereof;

  •
  if requested by EQT, Trans Energy shall and shall direct its representatives to, during the Notice Period, negotiate with EQT in good faith to make adjustments in the terms and conditions of the Merger Agreement; and

  •
  following the Notice Period, the Trans Energy Board determines in good faith (after consultation with its financial advisor and outside legal counsel), after considering the terms of any proposed amendment to the Merger Agreement, that the failure to effect an Adverse Recommendation Change would still be inconsistent with the directors' fiduciary duties to Trans Energy's stockholders under applicable laws and, if the Adverse Recommendation Change is the result of a Superior Proposal, the Superior Proposal would continue to constitute a Superior Proposal even if such changes were given effect.

        In addition, the Merger Agreement does not prohibit the Trans Energy Board from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act, (ii) making any "stop-look-and-listen" communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, or (iii) making any other disclosure to Trans Energy's stockholders, and take any other action, if the Trans Energy Board determines in good faith (after consultation with Trans Energy's outside counsel) that the failure to make such disclosure or take such other action would be inconsistent with applicable law.

        For purposes of this Offer to Purchase and the Merger Agreement:

        "Alternative Proposal" means any inquiry, offer, proposal or indication of interest, as the case may be, by any person (or group of persons), other than EQT and its subsidiaries, that relates to (i) a transaction or series of transactions (including any merger, consolidation, recapitalization, reorganization, share exchange, liquidation, other direct or indirect business combination, or similar transaction) involving the direct or indirect issuance or acquisition of Shares or other equity securities of Trans Energy representing twenty percent (20%) or more (in number or voting power) of the outstanding capital stock of Trans Energy (other than the Offer, Merger and other transactions contemplated by the Merger Agreement), (ii) any tender offer (including a self-tender offer), exchange offer or other transaction or series of transactions that, if consummated, would result in any person, together with all affiliates thereof, becoming the beneficial owner of Shares or other equity securities of Trans Energy representing twenty percent (20%) or more (in number or voting power) of the outstanding capital stock of Trans Energy, (iii) the direct or indirect acquisition, lease, license or purchase by any person or group of persons (other than Trans Energy and Trans Energy's subsidiaries), or any other disposition by Trans Energy or any subsidiary of Trans Energy, of twenty percent (20%) or more of the consolidated assets of Trans Energy (including the equity securities of any subsidiary of Trans Energy) and Trans Energy's subsidiaries, taken as a whole (other than the Offer, Merger and other transactions contemplated by the Merger Agreement), (iv) any direct or indirect issuance or sale or other disposition of equity securities representing 20% or more of the voting power of Trans Energy in any combination of the foregoing or (v) the liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of Trans Energy or the declaration or payment of an extraordinary dividend (whether in cash or other property) by Trans Energy.

        "Superior Proposal" means any bona fide written Alternative Proposal (provided, that for purposes of this definition, the applicable percentages in clauses (i), (ii) and (iii) of the definition of Alternative Proposal shall be fifty percent (50%) rather than twenty percent (20%)), which (on its most recently amended or modified terms, if amended or modified) the Trans Energy Board determines in good faith (after consultation with financial advisors and legal counsel), if consummated, would result in a transaction that is (i) more favorable to Trans Energy's stockholders (other than EQT, the Purchaser and their respective affiliates) from a financial point of view than the Transactions, including any revisions to the terms of the Merger Agreement and the Merger proposed by EQT during the Notice Period, (ii) reasonably expected to be consummated in a timely manner taking into account the capacity of the conditions to be satisfied, legal, financial, regulatory, and other aspects of such Alternative Proposal (including the identity of the person or group of persons making such Alternative Proposal) and (iii) not subject to a financing contingency or to the extent financing for such proposal is required, that such financing is committed (subject to customary terms and conditions).

        Repayment of Company Credit Agreement Indebtedness.    At the closing of the Merger, Trans Energy and EQT each will, and will cause their respective subsidiaries to, use commercially reasonable efforts to cause the repayment in full of all liabilities and obligations in respect of all then-outstanding indebtedness under Trans Energy's credit agreement, the extinguishment and release of all liabilities and obligations under Trans Energy's credit agreement and all other documents and instructions in connection therewith and the release of any and all liens and guarantees in connection therewith. EQT will provide the Purchaser with sufficient funds to pay for all Shares to be acquired in the Merger and the repayment of such indebtedness and related obligations. In connection with this repayment, EQT and Trans Energy take all actions necessary to exercise and fulfill the terms of the "Call Option" set forth in Section 3(c) of the Forbearance Agreement (as defined in the Merger Agreement) in order to achieve payment in full under the credit agreement on the best possible terms to Trans Energy.

        Trans Energy or its applicable subsidiary will deliver to EQT, on the last day prior to the Expiration Date and at least five business days prior to the closing date of the Merger, payoff letters, in substantially final form and in form and substance reasonable acceptable to EQT, from all financial institutions and other persons to which such indebtedness is owed, or the applicable agent, trustee or other representative on behalf of such persons.

        Obligations with Respect to the Proxy Statement.    If approval of, or notification to, Trans Energy stockholders is required by applicable law to consummate the Merger, Trans Energy has agreed to, as soon as reasonably practicable, prepare and file with the SEC a preliminary proxy statement relating to the Merger Agreement.

        Indemnification, Exculpation and Insurance.    EQT and the Purchaser have agreed that all rights to indemnification, and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time, and rights to advancement of expenses relating thereto, now existing in favor of the current or former directors or officers of Trans Energy and of its subsidiaries or any of their respective predecessors as provided in the applicable certificates of incorporation or bylaws or other organizational documents or in any indemnification agreement, will survive the Merger and will continue in full force and effect.

        In addition, EQT has agreed to and will cause the Surviving Corporation to, indemnify and hold harmless each current and former director or officer of Trans Energy or any of its subsidiaries against any losses, claims, damages, liabilities, costs, expenses, judgments, fines and amounts paid in settlement of or in connection with any threatened or actual claim, suit, action proceeding or investigation based in whole or in part on the fact that such director or officer is or was a director or officer of Trans Energy or any of its subsidiaries or any of their respective predecessors.

        For a period of six years after the Effective Time, EQT has agreed to maintain in effect any "tail" prepaid insurance policies obtained by Trans Energy and its subsidiaries prior to the Effective Time, or maintain any director and officer liability insurance and fiduciary insurance coverage on terms and coverage amounts at least as beneficial in the aggregate than the terms of such policies in effect on the date of the Merger Agreement; provided that neither EQT nor the Surviving Corporation is required to expend annually in excess of 175% of the annual premium paid by Trans Energy for such insurance coverage, but in such case must purchase the greatest amount of coverage available for such amount.

        Employee Matters.    For a period of one year following the Effective Time, EQT has agreed to cause the Surviving Corporation to provide compensation and employee benefits to each employee of the Surviving Corporation that, taken as a whole, are no less favorable to such employee than the compensation and employee benefits provided by EQT to similarly situated employees. In addition, EQT has agreed to pay severance benefits to any employee of Trans Energy or Trans Energy's subsidiaries who was an employee prior to the Effective Time and whose employment is terminated for reasons other than misconduct within one year following the Effective Time, with such payment to be contingent upon the employee's timely execution (without revocation) of a waiver and release of all employment-related claims. Nothing in the Merger Agreement creates a right or obligation which is enforceable by a continuing or former employee of Trans Energy or any other person with respect to any terms or conditions of employment.

        Efforts to Close the Transaction.    In the Merger Agreement, in the event that EQT, the Purchaser or any other subsidiary or affiliate of EQT shall collectively own at least one Share more than ninety percent (90%) of the outstanding Shares, following the satisfaction or waiver of the conditions in the Merger Agreement, EQT and Trans Energy agree to take all necessary and appropriate action to cause the Merger to become effective, without a meeting of Trans Energy's stockholders, in accordance with NRS 92A.180 as promptly as practicable, including making all necessary filings, notices, and other documents necessary to consummate the Transactions.

        Dissenter's Rights.    Dissenter's rights are not available in connection with or as a result of the Offer, but stockholders of Trans Energy who tender Shares in the Offer will not have dissenter's rights in connection with the Merger. Shares issued and outstanding immediately prior to the Effective Time held by any stockholder who has not validly tendered such Shares in the Offer and who properly demands and perfects dissenter's rights under Chapter 92A of the NRS (such shares, the "Dissenting

Shares") will not be converted into the right to receive the Merger Consideration but will instead be entitled to receive only such payment as determined pursuant to Chapter 92A of the NRS. Any Shares held by any stockholder that fails to perfect such stockholder's right to dissent and demand payment of fair value under the NRS will be deemed to have been converted into, as of the Effective Time, the right to receive the Merger Consideration. See NRS 92A.300 through 92A.500, inclusive, a copy of which is attached to this Offer to Purchase as Annex A.

        Takeover Statutes.    In the event that the restrictions of any anti-takeover or other similar laws are or become applicable to the Merger Agreement or any of the Transactions, Trans Energy and EQT and their respective boards of directors will take all reasonable action to ensure that such transaction may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in the Merger Agreement and otherwise act to eliminate or minimize the effects of such takeover statute or law.

        Stockholder Litigation.    Prior to the closing of the Merger, Trans Energy will control, and will give EQT the opportunity to participate in, the defense of any litigation brought by Trans Energy's stockholders against Trans Energy or its directors relating to the transactions contemplated in the Merger Agreement. However, Trans Energy may not settle or offer to settle any claim, action, suit, charge, investigation or proceeding arising out of such litigation without EQT's prior written consent.

        Other Covenants.    The Merger Agreement contains other customary covenants, including, but not limited to, covenants relating to employee matters, tax matters, public announcements, access, confidentiality and cooperation.

  Termination of the Merger Agreement

        Termination.    The Merger Agreement may be terminated at any time prior to the Effective Time:

  (i)
  by mutual written agreement of EQT and Trans Energy;

  (ii)
  by either Trans Energy or EQT:

  A.
  if any governmental entity shall have issued an order, decree or ruling or taken any other action in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate pursuant to this provision shall have used commercially reasonable efforts to challenge such order, decree, ruling or other action;

  B.
  if the Acceptance Time has not occurred by December 31, 2016; provided, however, that the right to terminate is not available to any party whose breach of the Merger Agreement has been the cause of, or resulted in, the failure of the Acceptance Time to occur on or before such date; or

  C.
  if any state or federal law, rule or regulation is adopted or issued which has the effect of prohibiting the consummation of the Offer or the Merger;

  (iii)
  by Trans Energy, prior to the Acceptance Time:

  A.
  if the Trans Energy Board approves a Superior Proposal, provided the applicable provisions of the Merger Agreement have been complied with in all material respects by Trans Energy and the Trans Energy Board has approved the termination of the Merger Agreement and promptly enters into a definitive agreement providing for the implementation of the Superior Proposal; or

    B.
    if the Purchaser has (x) breached or failed to perform in any material respect any of its covenants or obligations required to be performed by it under the Merger Agreement or (y) breached any of its representations or warranties in any material respect, which breach or failure is either incurable or not cured by EQT or the Purchaser within an applicable cure period, so long as, Trans Energy shall not have materially breached its covenants under the Merger Agreement;

  (iv)
  by EQT if:

  A.
  there shall have been a breach of any representation or warranty on the part of Trans Energy or if any representation or warranty of Trans Energy shall have become untrue and is incapable of being satisfied by the earlier of twenty days following receipt of written notice of the breach or December 31, 2016, so long as EQT is not in material breach of its obligations under the Merger Agreement; or

  B.
  there shall have been a breach or breaches by Trans Energy of its covenants or agreements under the Merger Agreement that remains uncured or is incapable of being cured by the earlier of twenty days following receipt of written notice of the breach or December 31, 2016, so long as EQT is not in material breach of its obligations under the Merger Agreement;

  C.
  the closing date of the Merger has not occurred by the date required in the Forbearance Agreement and Trans Energy fails to obtain a waiver or extension of such date;

  D.
  Trans Energy or any of its subsidiaries files, or consents or acquiesces by answer or otherwise to the filing against it of a petition for relief or reorganization or rearrangement, readjustment or similar relief or any other petition in bankruptcy, or suffers an involuntary filing of a petition by a third person that is not dismissed within 30 days of the date it is filed, for liquidation or to take advantage of any bankruptcy, insolvency, dissolution, reorganization, moratorium or other similar law of any jurisdiction; or

  E.
  if the Tri-Party Agreement is terminated for any reason or if Republic or Trans Energy is in material breach of, or if Trans Energy has notified EQT of its intent to terminate or reject, the Tri-Party Agreement; or

  (v)
  by EQT, if the Trans Energy Board withdraws or modifies, in a manner adverse to EQT, its recommendation to Trans Energy's stockholders or approves or recommends to Trans Energy's stockholders an Alternative Proposal.

        Effect of Termination.    If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will become null and void and, subject to certain designated provisions of the Merger Agreement which survive (including the termination, fees and expenses, confidentiality, specific performance and remedies provisions, among others) there will be no liability on the part of EQT, the Purchaser or Trans Energy. However, no party is relieved of any liability for any willful and material breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement prior to such termination.

        Termination Fees.    If (i) Trans Energy (A) receives an Alternative Proposal after the date of the Merger Agreement and prior to the termination of the Merger Agreement that has been communicated to senior management of Trans Energy or the Trans Energy Board or that has been publicly disclosed and has not been terminated or withdrawn, (B) the Merger Agreement is thereafter terminated by Trans Energy or EQT pursuant to clause (ii)(B) above, or by EQT pursuant to clauses (iv)(A) and (iv)(B) above, and (C) within one year from the date of such termination of the Merger Agreement, Trans Energy consummates such Alternative Proposal (provided, that in such event, the term "Alternative Proposal" shall have the meaning ascribed previously except that references to "20%" shall be replaced by "50%") (ii) Trans Energy terminates the Merger Agreement pursuant to clause (iii)(A) above or (iii) EQT terminates the Merger Agreement pursuant to clauses (iv)(D) or (v) above, then Trans Energy shall pay to EQT the amount of $4,000,000 in cash (the "Termination Fee").

        Expense Reimbursement.    If Trans Energy fails promptly to pay the Termination Fee, and, in order to obtain such payment, EQT commences a legal proceeding that results in an award against Trans Energy for such fee, Trans Energy must pay EQT its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such legal proceeding, together with interest on the amount of the applicable fee from the date such payment was required to be made until the date of payment.

  General Provisions

        Specific Performance.    EQT, the Purchaser and Trans Energy agreed that prior to the termination of the Merger Agreement, each party is entitled to an injunction(s) or any other appropriate form of specific performance or equitable relief, to prevent breaches of the Merger Agreement and to specifically enforce its terms and provisions in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled under the terms of such Agreement at law or in equity. Each party has also agreed not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under the Merger Agreement. Any party seeking an injunction(s) to prevent breaches or to enforce the terms of such Agreement is not required to post a bond or undertaking in connection with such order or injunction sought. If any legal action relating to the Merger Agreement or the enforcement of any provision is brought against any party to such Agreement, the prevailing party is entitled to recover reasonable attorneys' fees, costs and disbursements.

        Limitations of Liability.    The Merger Agreement provides that in no event will Trans Energy be required to pay the Termination Fee on more than one occasion. Once Trans Energy pays the fee, such payment is the sole and exclusive remedy for monetary damages of EQT and the Purchaser against Trans Energy, its subsidiaries and any of their representatives other than fraud or willful misconduct. Furthermore, such entities and individuals shall have no further liability or obligation relating to or arising out of the Merger Agreement or the Transactions.

        Fees and Expenses.    Except for the provisions described under "Expense Reimbursement," all fees and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring such fees or expenses, whether or not any of the Transactions are consummated.

        Amendment.    The Merger Agreement may be amended by EQT, the Purchaser or Trans Energy at any time before or after the consummation of the Offer or any vote of Trans Energy's stockholders, if applicable; provided, however, that after the adoption of the Merger Agreement by the stockholders of Trans Energy, no amendment shall be made that changes the consideration payable in the Merger Agreement or that otherwise requires further approval of stockholders without the prior approval of such stockholders.

        Governing Law.    The Merger Agreement is governed by Nevada law.

  Tender and Support Agreement

        Concurrently with the execution of the Merger Agreement, the directors and executive officers of Trans Energy holding Shares and certain other significant stockholders of Trans Energy entered into a tender and support agreement with EQT and the Purchaser (the "Support Agreement") pursuant to which they agreed, among other things, to tender their Shares pursuant to the Offer and vote against any action, agreement or transaction involving Trans Energy that is intended or would reasonably be expected to impede, interfere with, delay, postpone, adversely affect or prevent consummation of the Offer, the Merger or the other Transactions. The shares subject to the Support Agreement comprise approximately 58% of Trans Energy's outstanding Shares. The Support Agreement will terminate upon the first to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time, (iii) the acceptance for payment by the Purchaser of all of the Shares validly tendered pursuant to the Offer, (iv) mutual written consent of the parties to terminate the Support Agreement and (v) the date of any modification, waiver or amendment of the Merger Agreement in a manner that reduces the amount or changes the form of consideration payable thereunder to such stockholder.

        The foregoing summary description of the Support Agreement is qualified in its entirety by reference to the form of Support Agreement, a copy of which attached as an exhibit to the Schedule TO.

  Tri-Party Agreement

        In connection with the Merger, (i) Trans Energy, American Shale Development, Inc. ("American Shale"), Prima Oil Company, Inc. ("Prima" and, collectively with Trans Energy and American Shale, the "TE Group"); (ii) Republic Energy Ventures, LLC ("REV"), Republic Partners VI, LP ("RP6"), Republic Partners VII, LLC ("RP7"), Republic Partners VIII, LLC ("RP8"), and Republic Energy Operating, LLC ("REO" and, collectively with REV, RP6, RP7 and RP8, the "Republic Group"); and (iii) EQT, EPC, and the Purchaser (collectively with the Purchaser and EPC, the "EQT Group"), entered into a Tri-Party Agreement (the "Tri-Party Agreement"). Members of the TE Group and the Republic Group have had numerous transactions among them over the last several years, including a Farm-Out and Area of Joint Development Agreement (as amended and restated to date, the "AJDA") and a Joint Operating Agreement (as amended to date, the "JOA"). Pursuant to both the AJDA and the JOA, members of the TE Group had certain rights of first refusal ("ROFR") and tag-along rights ("Tag") that would be triggered by the Republic Transaction. In addition, under the AJDA, (a) REV agreed to fund all costs associated with certain leasehold acquisitions made pursuant to the AJDA subsequent to April 1, 2014 (such leasehold acquisitions, the "Subject Properties"), and (b) in the event that REV sold its interest in any such Subject Properties, American Shale had the right to buy a 25% interest in any Subject Property at REV's cost, plus interest accrued thereon at the rate of 12% per annum (the "Purchase Option"), simultaneously with the consummation of such sale by REV.

        Pursuant to the Tri-Party Agreement, the parties agreed that at the closing of the Republic Transaction, in consideration of the payment of approximately $15 million to be made to Trans Energy at such closing, the Republic Group would assign to EPC all the Subject Properties, including the Option Properties, and the TE Group will waive any and all rights in respect of the Purchase Option. The TE Group also agreed to waive any and all rights to operatorship of the properties subject to the AJDA or the JOA. In addition, the TE Group agreed to waive any and all rights to exercise the ROFR, the Tag or any other rights contained in the AJDA or the JOA in connection with the Republic Transaction, and each of the members of the TE Group and the Republic Group agreed to release each other from any and all past actions and omissions arising under the AJDA, the JOA or any other agreements among the parties that occurred prior to the closings contemplated by the Merger Agreement and the Republic Transaction. Lastly, the parties agreed that the Republic Group will offer certain employees of the TE Group the opportunity to become independent contractors of the Republic Group following the closing of the Merger.

        The foregoing summary description of the Tri-Party Agreement is qualified in its entirety by reference to the Tri-Party Agreement, a copy of which is attached as an exhibit to the Schedule TO.

  Confidentiality Agreement

        EQT and Trans Energy entered into a confidentiality letter agreement, dated as of December 1, 2015 (the "Confidentiality Agreement"), pursuant to which EQT agreed that, subject to certain limitations, certain information related to Trans Energy or its affiliates furnished to EQT or its subsidiaries and its and their respective representatives (each, a "Receiving Party"), will be used by the Receiving Party solely for the purpose of evaluating, negotiating and executing a possible negotiated transaction between or involving EQT and Trans Energy, and would be kept confidential, except as otherwise provided in the Confidentiality Agreement. EQT also agreed, among other things, to certain "standstill" provisions which prohibit EQT and its controlled affiliates from taking certain actions with respect to Trans Energy for a period ending on the twelve-month anniversary of the date of the Confidentiality Agreement. In addition, EQT agreed, subject to certain exceptions, that certain information, including information that related to Trans Energy and the existence of a possible transaction involving EQT and Trans Energy, will be kept confidential.

        The foregoing summary description of the Confidentiality Agreement is qualified in its entirety by reference to the Confidentiality Agreement, a copy of which is attached as an exhibit to the Schedule TO.

13.   Purpose of the Offer; No Stockholder Approval; Plans for Trans Energy

        Purpose of the Offer.    The purpose of the Offer and the Merger is for EQT, through the Purchaser, to acquire control of, and the entire equity interest in, Trans Energy, while allowing Trans Energy's stockholders an opportunity to receive the Offer Price promptly by tendering their Shares pursuant to the Offer. Pursuant to the Merger, and subject to the satisfaction or waiver of the conditions set forth therein, EQT will acquire all outstanding Shares not tendered and purchased pursuant to the Offer or otherwise. If the Offer is successful, the Purchaser intends to consummate the Merger as promptly as practicable. After completion of the Offer and the Merger, Trans Energy will be a wholly owned subsidiary of EQT.

        Stockholders of Trans Energy who tender their Shares pursuant to the Offer will cease to have any equity interest in Trans Energy or any right to participate in its earnings and future growth after the Offer Closing. If the Merger is consummated, non-tendering stockholders also will no longer have an equity interest in Trans Energy. On the other hand, after tendering their Shares pursuant to the Offer or the subsequent Merger, stockholders of Trans Energy will not bear the risk of any decrease in the value of Shares.

        No Stockholder Approval.    If the Offer is consummated, and, if applicable, Top-Up Shares are issued pursuant to the Top-Up Option, the Purchaser does not anticipate seeking the approval of Trans Energy's remaining public stockholders before effecting the Merger. Chapter 92A of the NRS provides that, subject to certain statutory requirements, if the Purchaser acquires, pursuant to the Offer, the exercise of the Top-Up Option or otherwise, at least 90% of the outstanding Shares on a fully-diluted basis, the Purchaser would be able to consummate the Merger promptly without prior notice to, action by or a vote of the Trans Energy stockholders. Therefore, the parties have agreed that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable after the consummation of the Offer, and, if applicable, the issuance of Top-Up Shares pursuant to the Top-Up Option, without a stockholder vote to adopt the Merger Agreement or any other action by the stockholders of Trans Energy, in accordance with NRS 92A.180.

        Plans for Trans Energy.    Assuming the Purchaser purchases a majority of the outstanding Shares (on a fully diluted basis) pursuant to the Offer, EQT is entitled to, and if the Merger is not effected pursuant to Chapter 92A of the NRS promptly following the consummation of the Offer, and, if applicable, the issuance of Top-Up Shares pursuant to the Top-Up Option, currently intends to, exercise its rights under the Merger Agreement to obtain pro rata representation on, and control of, the Trans Energy Board.

        At the Effective Time, the articles of incorporation of Trans Energy shall be the articles of incorporation of the Surviving Corporation and the bylaws of the Surviving Corporation shall be amended and restated in a form substantially identical to the bylaws of the Purchaser at the Effective Time. At the Effective Time, the directors of the Purchaser will become the directors of the Surviving Corporation and the officers of the Purchaser will become the officers of the Surviving Corporation until their respective successors have been duly elected or appointed in accordance with applicable law. See Section 12—"The Transaction Agreements—Organizational Documents, Directors and Officers of the Surviving Corporation" above.

        EQT and the Purchaser are conducting a detailed review of Trans Energy and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel, and will consider what changes would be desirable in light of the circumstances that exist upon completion of the Offer. EQT and the Purchaser will continue to evaluate the business and operations of Trans Energy during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as they deem appropriate under the circumstances then existing. Thereafter, EQT intends to review such information as part of a comprehensive review of Trans Energy's business, operations, capitalization and management with a view to optimizing development of Trans Energy's potential in conjunction with Trans Energy's or EQT's existing businesses. Possible changes could include changes in Trans Energy's business, corporate structure, charter, bylaws, capitalization, board of directors and management. Plans may change based on further analysis and EQT, the Purchaser and, after completion of the Offer and the Merger, the reconstituted Trans Energy Board, reserve the right to change their plans and intentions at any time, as deemed appropriate.

        Except as disclosed in this Offer to Purchase, EQT and the Purchaser do not have any present plan or proposal that would result in the acquisition by any person of additional securities of Trans Energy, the disposition of securities of Trans Energy, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Trans Energy or its subsidiaries or the sale or transfer of a material amount of assets of Trans Energy or its subsidiaries.

14.   Dividends and Distributions.

        The Merger Agreement provides that between the date of the Merger Agreement and the Effective Time, except as otherwise consented to by EQT in writing (which consent will not be unreasonably withheld, delayed or conditioned), Trans Energy will not make, declare or pay any dividend or distribution on any shares of its capital stock.

15.   Conditions of the Offer.

        Capitalized terms used but not defined in this Section 15—"Conditions of the Offer" have the meanings ascribed to them in the Merger Agreement.

        Notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser shall not be required to, and EQT shall not be required to cause the Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any Shares tendered pursuant to the Offer, and, to the extent permitted by the Merger Agreement, may amend or terminate the Offer, unless the Minimum Tender Condition shall have been satisfied.

        Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser shall not be required to, and EQT shall not be required to cause the Purchaser to, accept for payment or to pay for any Shares not theretofore accepted for payment or paid for if, at any time on or after the date of the Merger Agreement and before the expiration of the Offer, any of the following conditions exists and is continuing at the Acceptance Time:

  (a)
  there is any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or prohibition in effect restraining, enjoining, prohibiting or otherwise making illegal the consummation of the Offer or the other transactions contemplated thereby;

  (b)
  (1) any of the representations and warranties set forth in the first sentence of Section 4.1(a), the representations and warranties set forth in Sections 4.1(b), 4.2(c), 4.3, 4.6 (with respect to clause (b) of the second sentence thereof), 4.20 or 4.21 of the Merger Agreement fail to be true in all respects on and as of the date of determination as if made on such date, (2) the representations and warranties set forth in Sections 4.2(a) and 4.2(b) of the Merger Agreement are not true and correct, as of the Expiration Date as if made on such date (except for representations and warranties that expressly speak only as of a specific date or time what are true and correct as of such date), except where the failure of such representations and warranties to be so true and correct as of such dates has not had and would not reasonably be expected to have more than a de minimis effect on the reasonably expected benefits of the Transactions to EQT and the Purchaser and (3) any of the representations of Trans Energy set forth in Article IV of the Merger Agreement other than those set forth in clauses (1) or (2) are not true and correct on the Expiration Date as if made on and as of the expiration of the Offer (except for representations and warranties that expressly speak only as of a specific date or time other than the expiration of the Offer, which need only be true and correct as of such other date or time), (i) except that representations and warranties that contain qualifications with respect to Company Material Adverse Effect (as defined in the Merger Agreement) is true and correct (subject to such qualifications) and (ii) except, in the case of all other representations and warranties, where the failure of such representations and warranties to be so true and correct has not had and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect (disregarding any qualifications with respect to materiality or Company Material Adverse Effect contained therein);

  (c)
  Trans Energy breached or failed to perform in any material respect its agreements and covenants to be performed or complied with by it under the Merger Agreement and shall not have cured such breach, failure to perform or noncompliance prior to the Expiration Date;

  (d)
  Trans Energy failed to deliver to EQT a certificate signed by an executive officer of Trans Energy dated as of the Expiration Date certifying that the conditions specified in the foregoing clauses (c) and (d) do not exist;

  (e)
  since the date of the Merger Agreement, any fact(s), circumstance(s), event(s), change(s), effect(s) or occurrence(s) shall have occurred, other than as set forth in the Company Disclosure Schedule (as defined in the Merger Agreement), which has or have had, individually or in the aggregate, a Company Material Adverse Effect;

  (f)
  the consummation of the Republic Transaction in accordance with its terms has not yet occurred;

  (g)
  the amounts set forth in the Payoff Letters (as defined in the Merger Agreement) delivered to EQT on the last day prior to the Expiration Date with respect to the Company Credit Agreement (as defined in the Merger Agreement) exceed $142,532,887.75 (except as such amount may be increased by reasonable professional fees and expenses);

  (h)
  prior to the purchase of Shares pursuant to the Offer, the Trans Energy Board withdraws, modifies or changes in a manner adverse to EQT and the Purchaser, its recommendation of the Offer, the Merger or the Merger Agreement other than pursuant to Section 6.2(b)(iii) of the Merger Agreement;

  (i)
  there is a pending Involuntary Petition (as defined in the Merger Agreement);

  (j)
  Trans Energy shall not have filed its Quarterly Report on Form 10-Q for the quarter ended September 30, 2016; or

  (k)
  the Merger Agreement has been terminated in accordance with its terms.

        The foregoing conditions are for the benefit of EQT and the Purchaser, may be asserted by EQT or the Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by EQT or the Purchaser in whole or in part at any time and from time to time in their sole discretion (other than the Minimum Tender Condition), in each case, subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC. The failure by EQT or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

16.   Certain Legal Matters.

        General.    Except as otherwise set forth in this Offer to Purchase, based on EQT's and the Purchaser's review of publicly available filings by Trans Energy with the SEC and other information regarding Trans Energy, EQT and the Purchaser are not aware of any licenses or other regulatory permits that appear to be material to the business of Trans Energy and that might be adversely affected by the acquisition of Shares by the Purchaser or EQT pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority that would be required for the acquisition or ownership of Shares by the Purchaser or EQT pursuant to the Offer. In addition, EQT and the Purchaser are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for EQT's and the Purchaser's acquisition or ownership of the Shares. Should any such approval or other action be required, EQT and the Purchaser currently expect that such approval or action, except as described below under "State Takeover Laws," would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Trans Energy's or EQT's business or that certain parts of Trans Energy's or EQT's business might not have to be disposed of or held separate. In such an event, we may not be required to purchase any Shares in the Offer. See Section 15—"Conditions of the Offer."

        No Stockholder Approval.    Trans Energy has represented in the Merger Agreement that the execution, delivery and performance of the Merger Agreement by Trans Energy and the consummation by Trans Energy of the Offer and the Merger have been duly and validly authorized by all necessary corporate action on the part of Trans Energy, and no other corporate proceedings on the part of Trans Energy are necessary to authorize the Merger Agreement or to consummate the Offer and the Merger (other than the filing and recordation of appropriate merger documents as required by the NRS). If the Offer is consummated, and, if applicable, Top-Up Shares are issued pursuant to the Top-Up Option, the Purchaser does not anticipate seeking the approval of Trans Energy's remaining public stockholders before effecting the Merger. Chapter 92A of the NRS provides that, subject to certain statutory requirements, if the Purchaser acquires, pursuant to the Offer, the exercise of the Top-Up Option or otherwise, at least 90% of the outstanding Shares on a fully-diluted basis, the Purchaser would be able to consummate the Merger promptly without prior notice to, action by or a vote of the Trans Energy stockholders. Therefore, Trans Energy, EQT and the Purchaser have agreed that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable after the consummation of the Offer, and, if applicable, the issuance of Top-Up Shares pursuant to the Top-Up Option, without a meeting of the stockholders of Trans Energy to adopt the Merger Agreement, in accordance with NRS 92A.180.

        State Takeover Laws.    A number of states (including Nevada, where Trans Energy is incorporated) have adopted takeover laws and regulations that purport, to varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated in such states or that have substantial assets, stockholders, principal executive offices or principal places of business therein.

        Nevada's "combinations with interested stockholders" statutes (NRS 78.411 through 78.444, inclusive) prohibit specified types of business "combinations" between certain Nevada corporations and any person deemed to be an "interested stockholder" for two years after such person first becomes an "interested stockholder" unless the corporation's board of directors approves the combination (or the transaction by which such person becomes an "interested stockholder") in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation's voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval certain restrictions may apply even after such two-year period. An amendment to the NRS, effective October 1, 2015, however, provides that these statutes do not apply to any combination of a corporation and an interested stockholder after the expiration of four years after the person first became an interested stockholder. NRS 78.439 has also been amended, effective October 1, 2015, to eliminate the prohibition on stockholder approval by written consent with respect to combinations undertaken after the two-year period prescribed under the statutes. For purposes of these statutes, an "interested stockholder" is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then-outstanding shares of the corporation. The definition of the term "combination" is sufficiently broad to cover most significant transactions between a corporation and an "interested stockholder." These laws generally apply to Nevada corporations with 200 or more stockholders of record, but a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws. Trans Energy has not made such an election in its articles of incorporation, but pursuant to the Merger Agreement, Trans Energy has represented to us that it has taken all actions necessary to cause the Merger Agreement and the transactions contemplated thereby, including the Offer, the Top-Up Option and the Merger, to be exempt from or not subject to the restrictions of these statutes.

        Nevada's "acquisition of controlling interest" statutes (NRS 78.378 through 78.3793, inclusive) contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These "control share" laws provide generally that any person that acquires a "controlling interest" in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. Absent a provision included in an amendment to Trans Energy's articles of incorporation or bylaws, these laws would then apply to Trans Energy if it were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on its stock ledger) and do business in the State of Nevada directly or through an affiliated corporation, unless its articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a "controlling interest" whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (i) one-fifth or more, but less than one-third, (ii) one-third or more, but less than a majority or (iii) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become "control shares" to which the voting restrictions described above apply. In the Merger Agreement, Trans Energy has represented to us that after giving effect to the actions of its board of directors taken in connection with the Merger Agreement (including, as necessary, an amendment to the Trans Energy bylaws), the provisions of NRS 78.378 through 78.379, inclusive, will not apply or purport to apply to the Merger Agreement or the transactions contemplated thereby.

        The Purchaser has not attempted to comply with any other state takeover laws in connection with the Offer or the Merger. To the extent that the provisions of other state takeover statutes purport to apply to the Offer or the Merger, the Purchaser believes that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce. However, the Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, the Merger, the Merger Agreement or the transactions contemplated thereby, and nothing in this Offer to Purchase or any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Merger or the Merger Agreement and the other agreements and transactions referred to therein, as applicable, the Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or purchase the Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 15—"Conditions of the Offer."

        Dissenter's Rights.    Dissenter's rights are not available in connection with or as a result of the Offer, but stockholders of Trans Energy who tender Shares in the Offer will not have dissenter's rights in connection with the Merger. Shares issued and outstanding immediately prior to the Effective Time held by any stockholder who has not validly tendered such Shares in the Offer and who properly demands and perfects dissenter's rights under Chapter 92A of the NRS will not be converted into the right to receive the Merger Consideration but will instead be entitled to receive only such payment as determined pursuant to Chapter 92A of the NRS. Any Shares held by any stockholder that fails to perfect such stockholder's right to dissent and demand payment of fair value under the NRS will be deemed to have been converted into, as of the Effective Time, the right to receive the Merger Consideration. See NRS 92A.300 through 92A.500, inclusive, a copy of which is attached to this Offer to Purchase as Annex A.

        Foreign Laws.    Based on a review of the information currently available relating to the countries and businesses in which Trans Energy and EQT are engaged, EQT and the Purchaser are not aware of any material filing or approval in any foreign country that is required in order to consummate the Offer and the Merger.

        "Going Private" Transactions.    Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions and may under certain circumstances be applicable to the Merger. However, Rule 13e-3 will be inapplicable if (i) Shares are deregistered under the Exchange Act prior to the Merger or another business combination or (ii) the Merger or other business combination is consummated within one year after the purchase of Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Neither EQT nor the Purchaser believes that Rule 13e-3 will be applicable to the Merger.

17.   Fees and Expenses.

        EQT and the Purchaser have retained Georgeson LLC to be the Information Agent and Computershare Trust Company, N.A. to be the Depositary for the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, facsimile and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

        The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

        Neither EQT nor the Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Banks, brokers, dealers and other nominees will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

18.   Miscellaneous.

        The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, the Purchaser will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, the Purchaser cannot do so, the Purchaser will not make the Offer to, nor will the Purchaser accept tenders from or on behalf of, the holders of Shares in that state. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchaser.

        EQT and the Purchaser have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 9—"Certain Information Concerning EQT and the Purchaser—Available Information."

        The Offer does not constitute a solicitation of proxies for any meeting of Trans Energy's stockholders. Any solicitation that the Purchaser or any of its affiliates might seek would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.

        Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of EQT, the Purchaser, Trans Energy or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

        No person has been authorized to give any information or to make any representation on behalf of EQT or the Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person will be deemed to be the agent of the Purchaser, the Depositary or the Information Agent for the purpose of the Offer.

WV MERGER SUB, INC.

October 27, 2016

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFERS OF EQT AND PURCHASER

        1.    Directors and Executive Officers of EQT.    The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of EQT are set forth below. The business address and telephone number of each director and officer are care of EQT Corporation, 625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222 and (412) 553-5700, respectively. All directors and officers listed below are citizens of the United States. Directors are identified by an asterisk.

Name	Current Principal Occupation or Employment and Five-Year Employment History
Vicky A. Bailey*	President, Anderson Stratton International, LLC (strategic consulting and government relations), since November 2005, and Vice President, BHMM Energy Services, LLC (utility and facilities management services), since January 2006. Ms. Bailey is a director of Cheniere Energy, Inc. (energy company primarily engaged in liquefied natural gas related businesses), since March 2006; and Cleco Corporation (energy services company with regulated utility and wholesale energy businesses), since June 2013.
Philip G. Behrman, Ph.D.*	Retired Senior Vice President, Worldwide Exploration, Marathon Oil Corporation (integrated energy company), October 2000 through July 2008.
Kenneth M. Burke*
Retired Partner, Ernst & Young LLP (Big Four accounting firm), October 1982 through June 2004. Mr. Burke is a director of Nexco Solutions, Inc. (chemical and plastics distribution) since November 2011. Mr. Burke was a director of Trico Marine Services, Inc. (provider of subsea trenching and marine support vessels and services), from March 2005 through August 2011; and Pride International, Inc. (offshore drilling contractor) (now part of Ensco plc), from December 2006 through May 2011.
A. Bray Cary, Jr.*	President, Chief Executive Officer and Director, West Virginia Media Holdings, LLC (television and print media company), since October 2001.
Margaret K. Dorman*	Retired Executive Vice President, Chief Financial Officer and Treasurer, Smith International, Inc. (supplier of oil and gas products and services), August 2008 through October 2009.
David L. Porges*
Chairman and Chief Executive Officer, EQT Corporation, since December 2015; Chairman, President and Chief Executive Officer, EQT Corporation, May 2011 through November 2015. Mr. Porges is also Chairman, President and Chief Executive Officer of EQT GP Services, LLC, the general partner of EQT GP Holdings, LP (NYSE: EQGP) ("EQGP"), a publicly-traded master limited partnership, since January 2015. Mr. Porges is also Chairman, President and Chief Executive Officer of EQT Midstream Services, LLC, the general partner of EQT Midstream Partners, LP (NYSE: EQM) ("EQM"), a publicly traded master limited partnership, since January 2012.

Schedule I-1

Name	Current Principal Occupation or Employment and Five-Year Employment History
James E. Rohr*	Retired Executive Chairman, The PNC Financial Services Group, Inc. (PNC) (financial services), April 2013 through April 2014; and Chairman and Chief Executive Officer, PNC, May 2001 through April 2013. Mr. Rohr has served as a director of General Electric Company (a multinational industrial, energy and technology conglomerate), since September 2013; Marathon Petroleum Corporation (a petroleum product refiner, marketer and transporter), since July 2013; and Allegheny Technologies, Inc. (specialty metal producer), since 1996. Mr. Rohr was a director of PNC, from 1990 through April 2014; and BlackRock, Inc. (provider of investment, advisory and risk management solutions), from December 1999 through April 2014.
Stephen A. Thorington*
Retired Executive Vice President and Chief Financial Officer, Plains Exploration & Production Company (energy company engaged in the upstream oil and gas business) (now part of Freeport-McMoRan Inc.), September 2002 through April 2006. Mr. Thorington has been a director of EQT GP Services, LLC, the general partner of EQGP, since April 2015. Mr. Thorington was a director of KMG Chemicals, Inc. (diversified chemical company), from May 2007 through December 2014, at which time he retired from the board at the conclusion of his then-current term. Mr. Thorington also was a director of QRE GP, LLC, the general partner of QR Energy, LP (oil and natural gas production master limited partnership) (now part of Breitburn Energy Partners LP), from January 2011 through November 2014.
Lee T. Todd, Jr., Ph.D.*
President, Lee Todd Consulting, LLC (technology consulting services), since October 2014. Dr. Todd was Professor of Electrical Engineering at the University of Kentucky (major public research university), from July 2011 through September 2014, and President of the University of Kentucky, from July 2001 through June 2011.
Christine J. Toretti*
President, Palladio, LLC (consulting company) since 2011. President, The Jack Company from 1988 to 2015 (a natural gas production company) and Chairman and Chief Executive Officer, S.W. Jack Drilling Company (privately-held land-based drilling company) from 1990 - 2010. Ms. Toretti serves as Vice Chairman of S&T Bancorp, Inc. (financial services) since 2013 and has been a director since 1984.
Randall L. Crawford
Senior Vice President, EQT Corporation and President, Midstream and Commercial since December 2013; Senior Vice President, EQT Corporation and President, Midstream, Distribution and Commercial from April 2010 to December 2013. Mr. Crawford is also Executive Vice President, Chief Operating Officer and a Director of EQT Midstream Services, LLC, the general partner of EQM, since December 2013. Mr. Crawford was Executive Vice President and a Director of EQT Midstream Services, LLC from January 2012 to December 2013.

Schedule I-2

Name	Current Principal Occupation or Employment and Five-Year Employment History
Lewis B. Gardner	General Counsel and Vice President, External Affairs of EQT Corporation since March 2008. Mr. Gardner is also a Director of each of EQT Midstream Services, LLC, the general partner of EQM, since January 2012, and EQT GP Services, LLC, the general partner of EQGP, since January 2015.
Robert J. McNally
Senior Vice President and Chief Financial Officer of EQT Corporation since March 2016. Mr. McNally is also Senior Vice President and Chief Financial Officer of EQT Midstream Services, LLC, the general partner of EQM, and EQT GP Services, LLC, the general partner of EQGP, since March 2016. Mr. McNally had served as Executive Vice President and Chief Financial Officer of Precision Drilling Corporation (a drilling services company) since July 7, 2010.
Charlene Petrelli	Vice President and Chief Human Resources Officer of EQT Corporation since February 2007.
Steven T. Schlotterbeck
President, EQT Corporation and President, Exploration and Production since December 2015; Executive Vice President, EQT Corporation and President, Exploration and Production from December 2013 to December 2015; Senior Vice President, EQT Corporation and President, Exploration and Production from April 2010 to December 2013. Mr. Schlotterbeck is also a Director of EQT GP Services, LLC, the general partner of EQGP, since January 2015.
Jimmi Sue Smith
Chief Accounting Officer of EQT Corporation since September 2016. Ms. Smith served as vice president and controller of EQT Corporation's midstream and commercial businesses from March 2013 through September 2016; as vice president and controller of the midstream business from January 2013 through March 2013; and as vice president and controller of the commercial group from September 2011 through January 2013. Ms. Smith is also Chief Accounting Officer of EQT Midstream Services, LLC, the general partner of EQM, and EQT GP Services, LLC, the general partner of EQGP, since September 2016.

        2.    Directors and Executive Officers of the Purchaser.    The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser are set forth below. The business address and telephone number of each director and officer are care of EQT Corporation, c/o 625 Liberty Avenue, Suite 1700,

Schedule I-3

Pittsburgh, Pennsylvania 15222 and (412) 553-5700, respectively. All directors and officers listed below are citizens of the United States. Directors are identified by an asterisk.

Name	Current Principal Occupation or Employment and Five-Year Employment History
David L. Porges*	Chairman and Chief Executive Officer, WV Merger Sub, Inc., since October 2016. See also information provided in Section 1 above.
Robert J. McNally*	Senior Vice President and Chief Financial Officer, WV Merger Sub, Inc., since October 2016. See also information provided in Section 1 above.
Steven T. Schlotterbeck*	President, WV Merger Sub, Inc., since October 2016. See also information provided in Section 1 above.
Lewis B. Gardner	General Counsel and Vice President, WV Merger Sub, Inc., since October 2016. See also information provided in Section 1 above.
Jimmi Sue Smith	Chief Accounting Officer, WV Merger Sub, Inc., since October 2016. See also information provided in Section 1 above.

Schedule I-4

Annex A

SECTIONS 92A.300 THROUGH 92A.500 OF THE NEVADA REVISED STATUTES

RIGHTS OF DISSENTING OWNERS

        NRS 92A.300 Definitions.    As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.
        (Added to NRS by 1995, 2086)

        NRS 92A.305 "Beneficial stockholder" defined.    "Beneficial stockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.
        (Added to NRS by 1995, 2087)

        NRS 92A.310 "Corporate action" defined.    "Corporate action" means the action of a domestic corporation.
        (Added to NRS by 1995, 2087)

        NRS 92A.315 "Dissenter" defined.    "Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.
        (Added to NRS by 1995, 2087; A 1999, 1631)

        NRS 92A.320 "Fair value" defined.    "Fair value," with respect to a dissenter's shares, means the value of the shares determined:

          1.     Immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

          2.     Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

          3.     Without discounting for lack of marketability or minority status.
          (Added to NRS by 1995, 2087; A 2009, 1720)

        NRS 92A.325 "Stockholder" defined.    "Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation.
        (Added to NRS by 1995, 2087)

        NRS 92A.330 "Stockholder of record" defined.    "Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation.
        (Added to NRS by 1995, 2087)

        NRS 92A.335 "Subject corporation" defined.    "Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter's rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.
        (Added to NRS by 1995, 2087)

        NRS 92A.340 Computation of interest.    Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the rate of interest most recently established pursuant to NRS 99.040.
        (Added to NRS by 1995, 2087; A 2009, 1721)

Annex A-1

        NRS 92A.350 Rights of dissenting partner of domestic limited partnership.    A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.
        (Added to NRS by 1995, 2088)

        NRS 92A.360 Rights of dissenting member of domestic limited-liability company.    The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.
        (Added to NRS by 1995, 2088)

        NRS 92A.370 Rights of dissenting member of domestic nonprofit corporation.

          1.     Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before the member's resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

          2.     Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.
          (Added to NRS by 1995, 2088)

        NRS 92A.380 Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

          1.     Except as otherwise provided in NRS 92A.370 and 92A.390 and subject to the limitation in paragraph (f), any stockholder is entitled to dissent from, and obtain payment of the fair value of the stockholder's shares in the event of any of the following corporate actions:

            (a)   Consummation of a plan of merger to which the domestic corporation is a constituent entity:

              (1)   If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the plan of merger; or

              (2)   If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

            (b)   Consummation of a plan of conversion to which the domestic corporation is a constituent entity as the corporation whose subject owner's interests will be converted.

            (c)   Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner's interests will be acquired, if the stockholder's shares are to be acquired in the plan of exchange.

Annex A-2

            (d)   Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

            (e)   Accordance of full voting rights to control shares, as defined in NRS 78.3784, only to the extent provided for pursuant to NRS 78.3793.

            (f)    Any corporate action not described in this subsection that will result in the stockholder receiving money or scrip instead of a fraction of a share except where the stockholder would not be entitled to receive such payment pursuant to NRS 78.205, 78.2055 or 78.207. A dissent pursuant to this paragraph applies only to the fraction of a share, and the stockholder is entitled only to obtain payment of the fair value of the fraction of a share.

          2.     A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to the stockholder or the domestic corporation.

          3.     Subject to the limitations in this subsection, from and after the effective date of any corporate action described in subsection 1, no stockholder who has exercised the right to dissent pursuant to NRS 92A.300 to 92A.500, inclusive, is entitled to vote his or her shares for any purpose or to receive payment of dividends or any other distributions on shares. This subsection does not apply to dividends or other distributions payable to stockholders on a date before the effective date of any corporate action from which the stockholder has dissented. If a stockholder exercises the right to dissent with respect to a corporate action described in paragraph (f) of subsection 1, the restrictions of this subsection apply only to the shares to be converted into a fraction of a share and the dividends and distributions to those shares.
          (Added to NRS by 1995, 2087; A 2001, 1414, 3199; 2003, 3189; 2005, 2204; 2007, 2438; 2009, 1721; 2011, 2814)

        NRS 92A.390 Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

          1.     There is no right of dissent with respect to a plan of merger, conversion or exchange in favor of stockholders of any class or series which is:

            (a)   A covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933, 15 U.S.C. § 77r(b)(1)(A) or (B), as amended;

            (b)   Traded in an organized market and has at least 2,000 stockholders and a market value of at least $20,000,000, exclusive of the value of such shares held by the corporation's subsidiaries, senior executives, directors and beneficial stockholders owning more than 10 percent of such shares; or

            (c)   Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, 15 U.S.C. §§ 80a-1 et seq., as amended, and which may be redeemed at the option of the holder at net asset value, unless the articles of incorporation of the corporation issuing the class or series or the resolution of the board of directors approving the plan of merger, conversion or exchange expressly provide otherwise.

          2.     The applicability of subsection 1 must be determined as of:

            (a)   The record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the corporate action requiring dissenter's rights; or

Annex A-3

            (b)   The day before the effective date of such corporate action if there is no meeting of stockholders.

          3.     Subsection 1 is not applicable and dissenter's rights are available pursuant to NRS 92A.380 for the holders of any class or series of shares who are required by the terms of the corporate action requiring dissenter's rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subsection 1 at the time the corporate action becomes effective.

          4.     There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

          5.     There is no right of dissent for any holders of stock of the parent domestic corporation if the plan of merger does not require action of the stockholders of the parent domestic corporation under NRS 92A.180.
          (Added to NRS by 1995, 2088; A 2009, 1722; 2013, 1285)

        NRS 92A.400 Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

          1.     A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his or her name only if the stockholder of record dissents with respect to all shares of the class or series beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf the stockholder of record asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and his or her other shares were registered in the names of different stockholders.

          2.     A beneficial stockholder may assert dissenter's rights as to shares held on his or her behalf only if the beneficial stockholder:

            (a)   Submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and

            (b)   Does so with respect to all shares of which he or she is the beneficial stockholder or over which he or she has power to direct the vote.
            (Added to NRS by 1995, 2089; A 2009, 1723)

        NRS 92A.410 Notification of stockholders regarding right of dissent.

          1.     If a proposed corporate action creating dissenter's rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are, are not or may be entitled to assert dissenter's rights under NRS 92A.300 to 92A.500, inclusive. If the domestic corporation concludes that dissenter's rights are or may be available, a copy of NRS 92A.300 to 92A.500, inclusive, must accompany the meeting notice sent to those record stockholders entitled to exercise dissenter's rights.

          2.     If the corporate action creating dissenter's rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenter's rights that the action was taken and send them the dissenter's notice described in NRS 92A.430.
          (Added to NRS by 1995, 2089; A 1997, 730; 2009, 1723; 2013, 1286)

Annex A-4

        NRS 92A.420 Prerequisites to demand for payment for shares.

          1.     If a proposed corporate action creating dissenter's rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights with respect to any class or series of shares:

            (a)   Must deliver to the subject corporation, before the vote is taken, written notice of the stockholder's intent to demand payment for his or her shares if the proposed action is effectuated; and

            (b)   Must not vote, or cause or permit to be voted, any of his or her shares of such class or series in favor of the proposed action.

          2.     If a proposed corporate action creating dissenter's rights is taken by written consent of the stockholders, a stockholder who wishes to assert dissenter's rights with respect to any class or series of shares must not consent to or approve the proposed corporate action with respect to such class or series.

          3.     A stockholder who does not satisfy the requirements of subsection 1 or 2 and NRS 92A.400 is not entitled to payment for his or her shares under this chapter.
          (Added to NRS by 1995, 2089 ; A 1999, 1631; 2005, 2204; 2009, 1723; 2013, 1286)

        NRS 92A.430 Dissenter's notice: Delivery to stockholders entitled to assert rights; contents.

          1.     The subject corporation shall deliver a written dissenter's notice to all stockholders of record entitled to assert dissenter's rights in whole or in part, and any beneficial stockholder who has previously asserted dissenter's rights pursuant to NRS 92A.400.

          2.     The dissenter's notice must be sent no later than 10 days after the effective date of the corporate action specified in NRS 92A.380 , and must:

            (a)   State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

            (b)   Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

            (c)   Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not the person acquired beneficial ownership of the shares before that date;

            (d)   Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered and state that the stockholder shall be deemed to have waived the right to demand payment with respect to the shares unless the form is received by the subject corporation by such specified date; and

            (e)   Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.
            (Added to NRS by 1995, 2089; A 2005, 2205; 2009, 1724; 2013, 1286)

        NRS 92A.440 Demand for payment and deposit of certificates; loss of rights of stockholder; withdrawal from appraisal process.

          1.     A stockholder who receives a dissenter's notice pursuant to NRS 92A.430 and who wishes to exercise dissenter's rights must:

            (a)   Demand payment;

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            (b)   Certify whether the stockholder or the beneficial owner on whose behalf he or she is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and

            (c)   Deposit the stockholder's certificates, if any, in accordance with the terms of the notice.

          2.     If a stockholder fails to make the certification required by paragraph (b) of subsection 1, the subject corporation may elect to treat the stockholder's shares as after-acquired shares under NRS 92A.470.

          3.     Once a stockholder deposits that stockholder's certificates or, in the case of uncertified shares makes demand for payment, that stockholder loses all rights as a stockholder, unless the stockholder withdraws pursuant to subsection 4.

          4.     A stockholder who has complied with subsection 1 may nevertheless decline to exercise dissenter's rights and withdraw from the appraisal process by so notifying the subject corporation in writing by the date set forth in the dissenter's notice pursuant to NRS 92A.430. A stockholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the subject corporation's written consent.

          5.     The stockholder who does not demand payment or deposit his or her certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his or her shares under this chapter.
          (Added to NRS by 1995, 2090; A 1997, 730; 2003, 3189; 2009, 1724)

        NRS 92A.450 Uncertificated shares: Authority to restrict transfer after demand for payment.    The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.
        (Added to NRS by 1995, 2090; A 2009, 1725)

        NRS 92A.460 Payment for shares: General requirements.

          1.     Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment pursuant to NRS 92A.440, the subject corporation shall pay in cash to each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of the dissenter's shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

            (a)   Of the county where the subject corporation's principal office is located;

            (b)   If the subject corporation's principal office is not located in this State, in the county in which the corporation's registered office is located; or

            (c)   At the election of any dissenter residing or having its principal or registered office in this State, of the county where the dissenter resides or has its principal or registered office.

    The court shall dispose of the complaint promptly.

          2.     The payment must be accompanied by:

            (a)   The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year or, where such financial statements are not reasonably available, then such reasonably equivalent financial information and the latest available quarterly financial statements, if any;

            (b)   A statement of the subject corporation's estimate of the fair value of the shares; and

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            (c)   A statement of the dissenter's rights to demand payment under NRS 92A.480 and that if any such stockholder does not do so within the period specified, such stockholder shall be deemed to have accepted such payment in full satisfaction of the corporation's obligations under this chapter.
            (Added to NRS by 1995, 2090; A 2007, 2704; 2009, 1725; 2013, 1287)

        NRS 92A.470 Withholding payment for shares acquired on or after date of dissenter's notice: General requirements.

          1.     A subject corporation may elect to withhold payment from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenter's notice as the first date of any announcement to the news media or to the stockholders of the terms of the proposed action.

          2.     To the extent the subject corporation elects to withhold payment, within 30 days after receipt of a demand for payment pursuant to NRS 92A.440, the subject corporation shall notify the dissenters described in subsection 1:

            (a)   Of the information required by paragraph (a) of subsection 2 of NRS 92A.460;

            (b)   Of the subject corporation's estimate of fair value pursuant to paragraph (b) of subsection 2 of NRS 92A.460;

            (c)   That they may accept the subject corporation's estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under NRS 92A.480;

            (d)   That those stockholders who wish to accept such an offer must so notify the subject corporation of their acceptance of the offer within 30 days after receipt of such offer; and

            (e)   That those stockholders who do not satisfy the requirements for demanding appraisal under NRS 92A.480 shall be deemed to have accepted the subject corporation's offer.

          3.     Within 10 days after receiving the stockholder's acceptance pursuant to subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder who agreed to accept the subject corporation's offer in full satisfaction of the stockholder's demand.

          4.     Within 40 days after sending the notice described in subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder described in paragraph (e) of subsection 2.
          (Added to NRS by 1995, 2091 ; A 2009, 1725; 2013, 1287)

        NRS 92A.480 Dissenter's estimate of fair value: Notification of subject corporation; demand for payment of estimate.

          1.     A dissenter paid pursuant to NRS 92A.460 who is dissatisfied with the amount of the payment may notify the subject corporation in writing of the dissenter's own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of such estimate, less any payment pursuant to NRS 92A.460. A dissenter offered payment pursuant to NRS 92A.470 who is dissatisfied with the offer may reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his or her shares and interest due.

          2.     A dissenter waives the right to demand payment pursuant to this section unless the dissenter notifies the subject corporation of his or her demand to be paid the dissenter's stated estimate of fair value plus interest under subsection 1 in writing within 30 days after receiving the subject corporation's payment or offer of payment under NRS 92A.460 or 92A.470 and is entitled

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  only to the payment made or offered.
          (Added to NRS by 1995, 2091; A 2009, 1726)

        NRS 92A.490 Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

          1.     If a demand for payment pursuant to NRS 92A.480 remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded by each dissenter pursuant to NRS 92A.480 plus interest.

          2.     A subject corporation shall commence the proceeding in the district court of the county where its principal office is located in this State. If the principal office of the subject corporation is not located in this State, the right to dissent arose from a merger, conversion or exchange and the principal office of the surviving entity, resulting entity or the entity whose shares were acquired, whichever is applicable, is located in this State, it shall commence the proceeding in the county where the principal office of the surviving entity, resulting entity or the entity whose shares were acquired is located. In all other cases, if the principal office of the subject corporation is not located in this State, the subject corporation shall commence the proceeding in the district court in the county in which the corporation's registered office is located.

          3.     The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

          4.     The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

          5.     Each dissenter who is made a party to the proceeding is entitled to a judgment:

            (a)   For the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the subject corporation; or

            (b)   For the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.
            (Added to NRS by 1995, 2091; A 2007, 2705; 2009, 1727; 2011, 2815 ; 2013, 1288)

        NRS 92A.500 Assessment of costs and fees in certain legal proceedings.

          1.     The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

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          2.     The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

            (a)   Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

            (b)   Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

          3.     If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

          4.     In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

          5.     To the extent the subject corporation fails to make a required payment pursuant to NRS 92A.460, 92A.470 or 92A.480, the dissenter may bring a cause of action directly for the amount owed and, to the extent the dissenter prevails, is entitled to recover all expenses of the suit.

          6.     This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68.
          (Added to NRS by 1995, 2092 ; A 2009, 1727; 2015, 2566)

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        The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at its address set forth below:

The Depositary for the Offer is:

Computershare Trust Company, N.A.

By First Class, Registered or Certified Mail: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions PO Box 43011 Providence, RI 02940-3011	By Express or Overnight Delivery: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021

        Questions or requests for assistance may be directed to the Information Agent at the telephone number and address set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor
New York, NY 10104
(866) 203-9401 (Toll Free)